Filed Pursuant to Rule 424(b)(1)
Registration Nos. 333-238990 and 333-239399

PROSPECTUS

51,400,000 Units consisting of
Common Shares or Pre-Funded Warrants to Purchase Common Shares
and Class A Warrants to Purchase Common Shares

We are offering 51,400,000 Units consisting of one common share and one Class A Warrant to purchase one common share on a firm commitment basis. Each Class A Warrant will be immediately exercisable for one common share at an exercise price of $0.35 per share (not less than 100% of the public offering price of each unit sold in this offering) and expire five years after the issuance date. We are also offering to each purchaser of Units that would otherwise result in the purchaser's beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase Units consisting of one pre-funded warrant (in lieu of one common share) and one Class A Warrant. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one common share. The purchase price of each Unit including a pre-funded warrant will be equal to the price per Unit including one common share, minus $0.01, and the remaining exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each Unit including a pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of Units including a common share we are offering will be decreased on a one-for-one basis. The common shares and pre-funded warrants, if any, can each be purchased in this offering only with the accompanying Class A Warrant (other than pursuant to the option of the representative of the underwriters to purchase additional common shares and/or pre-funded warrants and/or Class A Warrants) as part of a Unit, but the components of the Units will immediately separate upon issuance. See "Description of Capital Stock and Securities We Are Offering" in this prospectus for more information.
Our common shares are listed on the Nasdaq Capital Market, or the NASDAQ, under the symbol "CTRM". On June 19, 2020, the last reported sale price of our common shares on the NASDAQ was $0.71 per share.
There is no established trading market for the pre-funded warrants, or Class A Warrants, and we do not expect an active trading market to develop. We do not intend to list the pre-funded warrants or the Class A Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited.

Investing in our securities is highly speculative and involves a high degree of risk. See "Risk Factors" beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
	Per Unit Consisting of Common Shares	Per Unit Consisting of Pre-Funded Warrant	Total(2)
Public offering price	$0.35	$0.34	$17,843,000
Underwriters fees and commissions(1)	$0.02625	$0.02625	$1,349,250
Proceeds to the Company, before expenses	$0.32375	$0.31375	$16,493,750

(1)	We refer you to the section entitled "Underwriting" of this prospectus for a description of the compensation payable to the underwriters, including reimbursable expenses.
(2)	Assumes that the underwriters do not exercise their option to purchase additional common shares and/or pre-funded warrants and/or Class A Warrants.
The underwriters are obligated to take and pay for all of the common shares and/or pre-funded warrants and Class A Warrants if any such securities are taken. We have granted the underwriters an option for a period of up to 30 days to purchase up to 7,710,000 additional common shares and/or pre-funded warrants and/or up to an additional 7,710,000 Class A Warrants.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Delivery of the Units to purchasers in the offering is expected to be made on or about June 26, 2020.
Sole Manager
Maxim Group LLC
The date of this prospectus is June 23, 2020.

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS	ii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	iii
ENFORCEABILITY OF CIVIL LIABILITIES	v
PROSPECTUS SUMMARY	1
THE OFFERING	7
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA	9
RISK FACTORS	12
USE OF PROCEEDS	41
DIVIDEND POLICY	42
CAPITALIZATION	43
BUSINESS	45
MANAGEMENT	50
EXECUTIVE COMPENSATION	52
SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	53
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	54
DESCRIPTION OF CAPITAL STOCK AND SECURITIES WE ARE OFFERING	56
CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS	66
TAX CONSIDERATIONS	69
UNDERWRITING	79
EXPENSES RELATING TO THIS OFFERING	83
LEGAL MATTERS	84
EXPERTS	84
WHERE YOU CAN FIND MORE INFORMATION	84
DOCUMENTS INCORPORATED BY REFERENCE	85

i

ABOUT THIS PROSPECTUS
You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted.
We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate", "believe", "targets", "will", "forecast," "continue", "could", "estimate", "expect", "intend", "may", "might", "plan", "possible", "potential", "predict", "project", "should", "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.
Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the section herein entitled "Risk Factors". Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things:
•	dry bulk market trends, including fluctuations in charter rates, factors affecting supply and demand, and opportunities for the profitable operations of dry bulk carriers;
•	our future financial condition or results of operations and our future revenues and expenses;
•
the impact of public health threats and outbreaks of highly communicable diseases, including the length and severity of the recent worldwide novel coronavirus and related disease pandemic (which we refer to herein as COVID-19);

•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;
•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;
•	our continued ability to enter into time or voyage charters with existing and new customers, and to re-charter our vessels upon the expiry of the existing charters;
•	changes in our operating expenses, including bunker prices, dry-docking and insurance costs;
•
our ability to fund future capital expenditures and investments in the acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including dry-docking, surveys, upgrades and insurance costs;

•	our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions planned;
•	our ability to realize the expected benefits from our vessel acquisitions;
•	vessel breakdowns and instances of off-hire;
•	potential conflicts of interest involving members of our Board of Directors (which we refer to herein as the Board) and our senior management;
•	potential liability from pending or future litigation;
•	potential exposure or loss from investment in derivative instruments (if any);
•	changes in supply and demand in the dry bulk shipping industry, including the market for our vessels and the number of newbuildings under construction;
•	the strength of world economies;
•	stability of Europe and the Euro;
•	fluctuations in interest rates and foreign exchange rates;
•	changes in seaborne and other transportation;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents, political events, international hostilities and instability, piracy or acts by terrorists;
•	our business strategy and other plans and objectives for future operations;
•	future sales of our securities in the public market;
•	the impact of the discontinuance of LIBOR (as defined below) after 2021 on interest rates of our debt that reference LIBOR;
•	the impact of adverse weather and natural disasters; and
•
other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the U.S. Securities and Exchange Commission, or the Commission, including our most recent annual report on Form 20-F, which is incorporated by reference into this prospectus.

Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.
We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Republic of the Marshall Islands and our principal executive offices are located outside the United States. All of our directors and officers reside outside the United States. In addition, substantially all of our assets and the assets of our directors and officers are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.
Furthermore, there is substantial doubt that courts in jurisdictions outside of the U.S. (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.

v

PROSPECTUS SUMMARY
This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus and in our annual report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 31, 2020, or our Annual Report.
Unless the context otherwise requires, as used in this prospectus, the terms "Company," "we," "us," and "our" refer to Castor Maritime Inc. and all of its subsidiaries, and "Castor Maritime Inc." refers only to Castor Maritime Inc. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Unless otherwise indicated, all references in this prospectus to "$" or "dollars" are to U.S. dollars, and financial information presented in this prospectus is derived from the financial statements incorporated by reference in this prospectus that were prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.
Overview
We are Castor Maritime Inc., a growth-oriented global shipping company that was incorporated in the Republic of the Marshall Islands on September 11, 2017 for the purpose of acquiring, owning, chartering and operating drybulk vessels. Currently, we are a provider of worldwide seaborne transportation services for drybulk cargo, including, among others, iron ore, coal and grain, collectively referred to as "major bulks," and steel products, fertilizers, cement, bauxite, sugar and scrap metal, collectively referred to as "minor bulks".
Our Business Strategy
We currently operate a fleet of three Panamax dry bulk vessels. We intend to continue to review the market in order to identify potential acquisition targets which will be accretive to our earnings per share. Our acquisition strategy focuses on newbuilding or secondhand Panamax dry bulk vessels, although we may acquire dry bulk vessels of other types and/or vessels in other sectors which we believe offer attractive investment opportunities. Our business strategy is centered on managing our fleet in accordance with world-class standards to produce strong cash flows and to further expand our fleet to build our position as a reliable provider of international seaborne transportation services.
Our Fleet
As of the date of this prospectus, we own a fleet which consists of three dry bulk carriers with an average age of 16.6 years and have a carrying capacity of 228,366 dead weight tons (dwt), which we refer to collectively as our "Fleet". Our commercial strategy primarily focuses on deploying our Fleet under a mix of period time charters and spot charters according to our assessment of market conditions, adjusting the mix of these charters to take advantage of the relatively stable cash flows and high utilization rates associated with period time charters or to profit from attractive spot charter rates during periods of strong charter market conditions.
The following table summarizes key information about our Fleet as of the date of this prospectus:
Vessel Name	Year Built	Capacity (dwt)	Delivered to Castor	Type of Charter	Earliest Charter Expiration	Latest Charter Expiration
Magic P	2004	76,453	February 2017	Time charter (1)	June 2020	June 2020
				Time charter (2)	November 2020	February 2021
Magic Sun	2001	75,311	September 2019	Time charter (3)	July 2020	July 2020
Magic Moon	2005	76,602	October 2019	Time charter (4)	June 2020	September 2020

(1)	On March 22, 2020, the Magic P commenced a new time charter agreement with Comerge Shipping Co. Limited at a gross daily hire rate of $7,000. The charter agreement has an expected term of 90-105 days.
(2)
On June 11, 2020, we entered into a new time charter contract with Oldendorff Carriers GMBH & Co. KG Luebeck for the employment of the Magic P. This new charter is expected to commence upon immediate completion of the vessel's current charter trip and will have duration of minimum five (5) months up to a maximum of eight (8) months and a gross daily hire rate of $9,000.

(3)
On May 8, 2020, we, through one of our wholly-owned subsidiaries, entered into a time charter agreement with Richland Bulk Pte. Ltd. for the employment of the Magic Sun under a trip of approximately 20-25 days, the period of which was extended to approximately 44 days. On May 20, 2020, we reached an agreement with the respective charterer pursuant to which, upon completion of the current charter trip, the charter period would be further extended for an additional trip of an approximate duration of 25 days at a daily hire rate of $5,500. Such extended period began on June 21, 2020.

(4)
On November 12, 2019, the Magic Moon commenced employment under a time charter with United Bulk Carriers International S.R.L. at a gross daily charter rate of $13,000. This charter has a minimum term of eight (8) months and may be extended up to a maximum term of ten (10) months (plus or minus fifteen days).

Management of our Business
Experienced management. Our management, including personnel employed by Pavimar S.A., or Pavimar, or our Manager, have a long track record in the industry, both as seafarers and onshore personnel. The majority of our Manager's technical department personnel has served on board vessels in various positions and are very familiar with technical aspects as well as life at sea. Our senior management and Board consist of seasoned professionals that have served in various aspects of the shipping industry as well as other industries such as banking and trading.
Cost-competitive and efficient operations. Our Manager provides the technical and commercial management of our Fleet and we expect it will provide the same services for any other vessels we may acquire in the future. We believe that our Manager, through comprehensive preventive maintenance programs and by retaining and training qualified crew members, is and will continue to be able to manage our vessels efficiently, safely and at a competitive cost.
Our vessels are managed by Pavimar, a company controlled by Ismini Panagiotidis, the sister of our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis. Under the management agreements with our ship-owning subsidiaries, Pavimar provides us with a wide range of shipping services such as crew management, technical management, operational employment management, insurance arrangements, provisioning, bunkering, accounting services and audit support in exchange for a fixed daily fee, for a period beginning upon a vessel's delivery and until the termination of the agreement. On November 13, 2017, it was agreed that the daily fixed fee of the sole vessel in our fleet at that time, this of the Magic P, was increased from $250 to $320 and such fee remained at this level until December 31, 2019. On January 1, 2020, the Company's subsidiary owning the Magic P, entered into an amendment to its' existing management agreement with Pavimar, pursuant to which, effective as of that date, the daily fee of the subject vessel was increased from $320 per day to a $500 per day, and was thus aligned with the charged daily fee of the remaining fleet.
Fleet Development
Focus on Panamax Vessels. Our fleet currently consists of three Panamax dry bulk vessels. We expect our current focus on a single type of vessel within the dry bulk space to result in superior operational efficiency and commercial performance in this market. In addition, we believe that our current focus on the Panamax asset class provides the most favorable risk reward balance for future returns. However, in the future we may acquire dry bulk vessels of other types and/or vessels in other sectors which we believe offer attractive investment opportunities.

Expand Our Fleet Through Opportunistic Acquisitions and Disposals. We currently view the Panamax vessel class as providing the most attractive risk adjusted long-term returns in the dry bulk space given existing vessel price levels. In evaluating acquisitions, we consider and analyze, among other things, our expectation of fundamental developments in the dry bulk shipping industry sector, the level of liquidity in the resale and charter market, the vessel condition and technical specifications, the expected remaining useful life, as well as the overall strategic positioning of our fleet and customers. For vessels acquired with charters attached, we also consider the credit quality of the charterer and the duration and terms of the contracts in place. Based on our Manager's successful track record, commercial expertise and reputation in the marketplace, we believe that we are well-positioned to source off-market opportunities to acquire secondhand vessels. As a result, our Company may be able to acquire vessels on more favorable terms than what would be obtained without access to such opportunities.
Act Opportunistically. When appropriate, we intend to act opportunistically and take advantage of attractive market opportunities even if not in line with our principal growth strategy. We may also invest in assets that are outside our principal growth strategy, but are in line with our historical experience and expertise, if we are presented with investment opportunities that we consider attractive.
In September 2017, we entered into an all-share exchange transaction pursuant to which we acquired 100% of the issued and outstanding capital stock of Spetses Shipping Co., or Spetses, a Marshall Islands corporation that owns a 76,453 dwt dry bulk carrier, the Magic P. The Magic P, which was acquired from an unrelated third-party charter free, was delivered to Spetses on February 21, 2017 and commenced operations on February 22, 2017.
On July 25, 2019, we, through one of our wholly-owned subsidiaries, entered into an agreement to purchase a 2001 Korean built Panamax dry bulk carrier, or the Magic Sun, from an unaffiliated third party for a purchase price of $6.7 million. The Magic Sun was delivered to us on September 5, 2019. The acquisition of the Magic Sun was financed with both cash on hand and the proceeds from a $5.0 million unsecured term loan agreement entered into between the Company and an entity controlled by Petros Panagiotidis, as further described under "Item 5 – Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Our Borrowing Activities" in our Annual Report.
On October 14, 2019, we, through one of our wholly-owned subsidiaries, entered into an agreement to purchase a 2005 Japan built Panamax dry bulk carrier, or the Magic Moon, from a third party in which a family member of Petros Panagiotidis has an interest, for a purchase price of $10.2 million. The Magic Moon was delivered to us on October 20, 2019. The acquisition of the Magic Moon was financed with a combination of cash on hand, the net cash proceeds from sales under our ATM Program (as defined below) and the proceeds from a $7.5 million interest free unsecured bridge loan, which was provided to the Company by an entity controlled by Petros Panagiotidis, as further described under "Item 5 – Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Our Borrowing Activities" in our Annual Report.
Employment of our Fleet
Strong relationship with charterers. Throughout the years, we operate by leveraging our Manager's extensive network of relationships with reputable charterers comprising international commodities' trading companies, utilities companies and large-scale operators, we have developed positive relationships with many international charterers and have enjoyed repeat business and chartering of our vessels to them. We believe this repeat business highlights the confidence our repeat customers have for our operations and the satisfaction of the services we provide. We have built our relationships over the years and have provided our services to many international companies such as Oldendorff Carriers GMBH & CO KG, Mitsui O.S.K Line, United Bulk Carriers International S.R.L. and others. Since our vessels operate on all seas, at safe ports and carry all legal dry bulk cargoes as per the relevant codes and safety standards, we believe these factors also help solidify our relationship with charterers.
Balanced employment. We actively market our vessels in both the short and medium-term charter market in order to secure what we believe is the most profitable employment for our vessels during the charter period in the dry bulk shipping market. To achieve this objective, we seek to employ our vessels on short-term charters when we believe the rate environment is strengthening, while aiming to secure longer term charters when rates are at more robust levels. As we expect to expand our fleet, we will also seek to stagger our maturity of our longer-term charters.

The below sets out the current employment information for our Fleet.
On October 26, 2019, we, through one of our wholly-owned subsidiaries, employed the Magic P for a charter trip with Hudson Shipping Lines Inc. at a daily charter hire rate of $12,500, which was terminated on January 23, 2020. On February 14, 2020, the Magic P commenced its scheduled dry-docking and special survey which was completed on March 21, 2020. On March 22, 2020, the Magic P commenced a new charter with Comerge Shipping Co. Limited at a gross daily hire rate of $7,000. The charter agreement has an expected term of 90 to 105 days. On June 11, 2020, we entered into a new time charter contract with Oldendorff Carriers GMBH & Co. KG Luebeck for the employment of the Magic P. This new charter is expected to commence upon immediate completion of the vessel's current charter trip and will have duration of minimum five (5) months up to a maximum of eight (8) months and a gross daily hire rate of $9,000.
On October 28, 2019, we, through one of our wholly-owned subsidiaries, entered into a time charter agreement with United Bulk Carriers International S.R.L. for the employment of the Magic Moon. The gross daily charter rate under this agreement is $13,000 (a gross ballast bonus compensation of $550,000 was also received by the Company in connection with this charter). The charter commenced on November 12, 2019 and has a minimum term of eight months, which may be extended up to a maximum term of ten months (plus or minus fifteen days).
On May 8, 2020, we, through one of our wholly-owned subsidiaries, entered into a time charter agreement with Richland Bulk Pte. Ltd. for the employment of the Magic Sun under a trip of approximately 20-25 days, the period of which was extended to approximately 44 days. On May 20, 2020, we reached an agreement with the respective charterer pursuant to which, upon completion of the current charter trip, the charter period would be further extended for an additional trip of an approximate duration of 25 days at a daily hire rate of $5,500. Such extended period began on June 21, 2020.
Our Borrowing Activities
As of the date of this prospectus, we are party to two senior secured credit facilities with commercial lenders with an aggregate outstanding balance of $14.6 million and one unsecured term loan facility with an entity affiliated with Petros Panagiotidis with an outstanding balance of $5.0 million. For more information regarding our current loan facilities, please see "Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Our Borrowing Activities" in our Annual Report.
Recent Developments
Announcement of Financial Results for the First Quarter of 2020
On June 2, 2020, we announced our financial results for the three months ended March 31, 2020.
•	Revenues, net: $2.7 million for the three months ended March 31, 2020, as compared to $0.9 million for the three months ended March 31, 2019, respectively;
•	Operating income: $0.6 million for the three months ended March 31, 2020, as compared to $0.05 million for the three months ended March 31, 2019, respectively;
•	Net (loss)/income: Net loss of $259,868 for the three months ended March 31, 2020, as compared to net income of $55,969 for the three months ended March 31, 2019, respectively;
•	Loss per share: $0.07 loss per share for the three months ended March 31, 2020, as compared to a loss per share of $0.10 for the three months ended March 31, 2019, respectively; and
•	Cash and restricted cash of $13.4 million as of March 31, 2020.
We cannot assure you that our results for the three months ended March 31, 2020 will be indicative of our financial results for future interim periods or for the full year ending December 31, 2020.

Change in Fiscal Year End
On September 27, 2019, our Board approved a change in our fiscal year end from September 30 to December 31. This change was made to better align our reporting calendar with other NASDAQ-listed companies and our industry peers. This change in our fiscal year end resulted in a three-month transition period from October 1, 2018 to December 31, 2018. On December 16, 2019, we filed an audited transition report on Form 20-F with the Securities and Exchange Commission for the period from October 1, 2018 through December 31, 2018.
Equity transactions
•	ATM Program
On June 28, 2019, we entered into an equity distribution agreement, or the Equity Distribution Agreement, with Maxim Group LLC, or Maxim, acting as sales agent under which we may offer and sell an aggregate up to $10,000,000 of our common shares over a minimum period of 12 months, or the ATM Program. As of the date of this prospectus, we received net proceeds under the ATM Program amounting to $2,319,701 by issuing and selling 618,112 common shares.
•	Amended and Restated Statement of Designations of our Series A Preferred Shares
On October 10, 2019, we entered into an agreement with all of the holders of our Series A Preferred Shares to waive all due and overdue accumulated dividends on our Series A Preferred Shares and to adopt and to amend and restate the Statement of Designations of our Series A Preferred Shares, or the Series A Agreement. Pursuant to the Series A Agreement, on October 17, 2019, we issued 300,000 common shares to the holders of the Series A Preferred Shares in exchange for the waiver of approximately $4.3 million worth of dividends accumulated on the Series A Preferred Shares, for the period since their original issuance up to and including June 30, 2019.
The Series A Preferred Shareholders further agreed to waive all dividend obligations on the Series A Preferred Shares during the period from July 1, 2019 until December 31, 2021. We, along with the Series A Preferred Shareholders, also agreed to a fixed default dividend payment rate, which replaces and reduces the previous increasing default dividend payment rate, an increase in the redemption price of the Series A Preferred Shares to $30 from $25 per share if the Company completes an optional cash redemption and an increase in the liquidation preference from $25 to $30 per Series A Preferred Share.
As a result of the Series A Agreement, there is no longer a dividend priority restriction for the holders of common shares and the Amended and Restated Statement of Designations of the Series A Preferred Shares does not impose any such restriction during the period from July 1, 2019 to December 31, 2021.
•	Convertible Debentures
On January 27, 2020, we entered into a securities purchase agreement with YAII PN, LTD, or the Investor, pursuant to which we agreed to sell and the Investor agreed to purchase up to three convertible debentures (individually, a "Convertible Debenture" and collectively, the "Convertible Debentures") for a maximum aggregate price of $5.0 million, further discussed in our Annual Report under Item 5.B - Our Borrowing Activities. As of the date of this prospectus, the Investor has converted the full $5.0 million principal amount and $0.1 million of interest under the Convertible Debentures for 8,042,078 common shares.
Update on Shares Issued and Outstanding
As of June 18, 2020, we had outstanding 11,360,190 common shares, 480,000 Series A Preferred Shares and 12,000 Series B Preferred Shares. As of the same date, our Chairman, Chief Executive Officer and Chief Financial Officer beneficially owned approximately 9.9% of the issued and outstanding common equity interests in the Company and 100% of the issued and outstanding Series B Preferred Shares. Our Chairman, Chief Executive Officer and Chief Financial Officer does not own any Series A Preferred Shares. Each Series B Preferred Share has the voting power of 100,000 common shares and, by virtue of the voting power granted by the Series B Preferred Shares, our Chairman, Chief Executive Officer and Chief Financial Officer currently retains control over the Company.

Corporate Information
We were incorporated under the laws of the Republic of the Marshall Islands on September 11, 2017. Our registered office in the Marshall Islands is located at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. Our registered agent in the Republic of the Marshall Islands at such address is The Trust Company of the Marshall Islands, Inc. Our principal executive office is located at 223 Christodoulou Chatzipavlou Street, Hawaii Royal Gardens, 3036 Limassol, Cyprus. Our principal executive office telephone number is + 357 25 357 767. Our corporate website address is www.castormaritime.com. The information contained on our website does not constitute part of this prospectus. The SEC maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov.

THE OFFERING
Common shares presently outstanding	11,360,190 common shares (1)

Securities offered by us
51,400,000 Units on a firm commitment basis. Each Unit consists of one common share and one Class A Warrant (together with the common shares underlying the Class A Warrants).

We are also offering to each purchaser, with respect to the purchase of Units that would otherwise result in the purchaser's beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase one pre-funded warrant in lieu of one common share. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one common share. The purchase price per pre-funded warrant will be equal to the price per common share, minus $0.01, and the exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time in perpetuity until all of the pre-funded warrants are exercised in full.

The Units will not be certificated or issued in stand-alone form. The common shares and/or pre-funded warrants and the Class A Warrants comprising the Units are immediately separable upon issuance and will be issued separately in this offering.

Description of the Class A Warrants
Each Class A Warrant will have an exercise price of $0.35 per share (not less than 100% of the public offering price of each unit sold in this offering), will be exercisable upon issuance and will expire five years from issuance. Each Class A Warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein. The terms of the Class A Warrants will be governed by a Warrant Agency Agreement, dated as of the effective date of this offering, that we expect to be entered into between us and American Stock Transfer & Trust Company, LLC or its affiliate (the “Warrant Agent”). This prospectus also relates to the offering of the common shares issuable upon exercise of the Class A Warrants. For more information regarding the Class A Warrants, you should carefully read the section titled “Description of Capital Stock and Securities We Are Offering–Securities Offered in this Offering” in this prospectus.

Common shares to be outstanding immediately after this offering
62,760,190 common shares (70,470,190 common shares if the underwriters exercise their option to purchase additional common shares in full), assuming any pre-funded warrants in this offering are exercised in full and Class A Warrants are not exercised.

Over-Allotment Option	We have granted the underwriters an option for a period of up to 30 days to purchase up to 7,710,000 additional common shares and/or pre-funded warrants and/or Class A Warrants.

Use of proceeds
We estimate that we will receive net proceeds of approximately $16.2 million, and approximately $18.7 million if the underwriters exercise in full their option to purchase additional securities, in each case, after deducting underwriting discounts and commissions and estimated expenses payable by us, and assuming no exercise of the Class A Warrants sold in this offering.

We intend to use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, working capital, to make vessel or other asset acquisitions or for other general corporate purposes, or a combination thereof. None of the proceeds from this offering will be used to repay related party debt. See "Use of Proceeds".

Risk factors
Investing in our securities is highly speculative and involves a high degree of risk. We urge you to consider carefully the "Risk Factors" set forth below, beginning on page 12, and those set forth in our Annual Report, which is incorporated by reference herein, before investing in our securities.

Listing
Our common shares currently trade on the NASDAQ under the symbol "CTRM" and on the Norwegian OTC, or the NOTC, under the symbol "CASTOR". We will not apply to list the Class A Warrants or pre-funded warrants offered hereunder on any stock exchange.

Lock-up agreements
Subject to certain exceptions, we, all of our executive officers and directors and affiliates that own 1.0% or more of our outstanding common shares, as of the effective date of the registration statement have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our common shares or other securities convertible into or exercisable or exchangeable for shares of our common shares for a period of 60 days after this offering is completed without the prior written consent of the underwriters.

Except as otherwise noted, all information in this prospectus reflects and assumes (i) no sale of pre-funded warrants in this offering, which, if sold, would reduce the number of common shares that we are offering on a one-for-one basis, and (ii) no exercise of the underwriters' over-allotment option.
(1) As of June 18, 2020.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
The selected consolidated financial and operational data set forth below should be read in conjunction with our audited consolidated financial statements and related notes included in "Item 18. Financial Statements" of our Annual Report, which is incorporated by reference herein. The selected income statement and cash flow data for the year ended December 31, 2019, the three-month transition period ended December 31, 2018, the year ended September 30, 2018 and the period ended September 30, 2017 and the selected balance sheet data as of December 31, 2019 and 2018, have been derived from our audited consolidated financial statements included in our Annual Report. The selected balance sheet data as of September 30, 2018 and 2017 have been derived from our audited consolidated financial statements included in our annual report on Form 20-F for the year ended September 30, 2018 filed with the Commission on January 31, 2019.
Based on our audited consolidated financial statements:
In U.S. dollars, except for share data	Period from December 13, 2016 to September 30, 2017	Year ended September 30, 2018	Three-months ended December 31, 2018	Year ended December 31, 2019
SELECTED STATEMENT OF INCOME DATA
Vessel revenues, net	$2,018,061	$3,960,822	$1,111,075	$5,967,772
Voyage expenses – including related party	(80,853)	(37,373)	(19,556)	(261,179)
Vessel operating expenses	(1,194,995)	(1,727,770)	(432,544)	(2,802,991)
General and administrative expenses
- Company administration expenses	(58,467)	(109,233)	(22,954)	(378,777)
- Public registration costs	(35,973)	(350,167)	(161,116)	(132,091)
Depreciation & amortization	(182,346)	(637,611)	(177,378)	(897,171)
Management fees, related party	(55,500)	(111,480)	(29,440)	(212,300)
Operating Income	$409,927	$987,188	$268,087	$1,283,263

Interest and finance costs – including related party	(532)	(3,393)	(519)	(222,163)
Interest income	-	4,243	7,985	31,589
Gain on derivative financial instruments	475,530	-	-	-
Foreign exchange (losses)/gains	(7,021)	(8,539)	89	(4,540)
Other, net	740	1,439	800	-
Total other income/(loss), net	468,717	(6,250)	8,355	(195,114)

Net income	$878,644	$980,938	$276,442	$1,088,149

EARNINGS/(LOSS) PER COMMON SHARE, basic & diluted	$0.35	$(0.28)	$(0.30)	$0.31

Weighted average number of common shares outstanding, basic and diluted	2,400,000	2,400,000	2,400,000	2,662,383

CASH FLOW DATA:
Net Cash Provided by Operating Activities	$770,749	$902,706	$148,106	$2,311,962
Net Cash Used in Investing Activities	(7,549,281)	-	-	(17,227,436)
Net Cash Provided by Financing Activities	7,615,000	-	-	18,087,133

SELECTED BALANCE SHEET DATA (at end of period/year):	September 30, 2017	September 30, 2018	December 31, 2018	December 31, 2019
Total current assets	$1,350,983	$2,110,000	$2,847,417	$6,220,897
Vessel(s), net	7,366,935	7,070,404	6,995,350	23,700,029
Total assets	8,717,918	9,623,798	10,183,837	30,420,926
Total current liabilities	224,274	149,216	432,813	2,982,750
Total long-term debt, including current portion, net of unamortized deferred financing fees	-	-	-	15,757,060
Common shares	2,400	2,400	2,400	3,318
Total shareholders' equity	8,493,644	9,474,582	9,751,024	13,204,011
Shares issued and outstanding	2,400,000	2,400,000	2,400,000	3,318,112

FLEET PERFORMANCE DATA:	Period from December 13, 2016 to September 30, 2017	Year ended September 30, 2018	Three-months ended December 31, 2018	Year ended December 31, 2019
Number of vessels at the end of the year	1	1	1	3
Available days (1)	216	336	92	545
Ownership days (2)	222	365	92	556
Fleet utilization (3)	97%	92%	100%	98%

OTHER OPERATIONAL METRICS:
Daily time charter equivalent (or TCE) (4)	$8,969	$11,677	$11,864	$10,471
Daily Operating Expenses	$5,383	$4,734	$4,702	$5,041
EBITDA (4)	$1,061,522	$1,617,699	$446,354	$2,175,894

(1) Available days are the Ownership days after subtracting off-hire days associated with major scheduled repairs, vessel upgrades and dry-dockings or special or intermediate surveys and major unscheduled repair and positioning days (which do not include ballast voyage days for which compensation has been received by the Company). The shipping industry uses Available days to measure the aggregate number of days in a period during which vessels are available to generate revenues.
(2) Ownership days are the total number of calendar days in a period during which we owned our fleet or our Fleet.
(3) We calculate fleet utilization by dividing the number of our Available days during a period by the number of our Ownership days during that period.
(4) Non-GAAP Financial Information
Time Charter Equivalent ("TCE") Rate. TCE rate, is a measure of the average daily revenue performance of a vessel and is calculated by dividing total revenues (either time charter or voyage revenues, net of charterers' commissions), less voyage expenses, by the number of Available Days during that period. Under a time charter, the charterer pays substantially all the vessel voyage related expenses. However, we may incur voyage related expenses when positioning or repositioning vessels before or after the period of a time charter, during periods of commercial waiting time or while off-hire during dry-docking or due to other unforeseen circumstances. The TCE rate is not a measure of financial performance under U.S. GAAP (non-GAAP measure), and should not be considered as an alternative to Time charter revenues, net, the most directly comparable GAAP measure, or any other measure of financial performance presented in accordance with U.S. GAAP. TCE rate is a standard shipping industry performance measure used primarily to compare period-to-period changes in a company's performance and assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of TCE rates may not be comparable to that reported by other companies. The following table reflects the calculation of our TCE rates for the periods presented (amounts in U.S. dollars, except for Available Days):

(In U.S. dollars, except for Available days)	For the period ended September 30, 2017	Year ended September 30, 2018	Three Months Ended December 31, 2018	Year ended December 31, 2019
Vessel revenues	$2,018,061	$3,960,822	$1,111,075	$5,967,772
Voyage expenses	(80,853)	(37,373)	(19,556)	(261,179)
Time charter equivalent revenues	1,937,208	3,923,449	1,091,519	5,706, 593
Available days	216	336	92	545
Time charter equivalent (TCE) rate	$8,969	$11,677	$11,864	$10,471

EBITDA. We define EBITDA as earnings before interest and finance costs (if any), net of interest income, taxes (when incurred), depreciation and amortization of deferred dry-docking costs. EBITDA is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our operating performance. We believe that EBITDA assists our management and investors by providing useful information that increases the comparability of our performance operating from period to period and against the operating performance of other companies in our industry that provide EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, depreciation and amortization and taxes, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including EBITDA as a measure of operating performance benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength. EBITDA is not a measure of financial performance under U.S. GAAP, does not represent and should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table reconciles EBITDA to net income, the most directly comparable U.S. GAAP financial measure, for the periods presented:
Reconciliation of Net Income to EBITDA
	Period ended September 30,	Year ended September 30,	Three Months Ended December 31,	Year ended December 31,
(In U.S. Dollars)	2017	2018	2018	2019
Net Income	$878,644	$980,938	$276,442	$1,088,149
Depreciation and amortization	182,346	637,611	177,378	897,171
Interest and finance costs, net	532	(850)	(7,466)	190,574
EBITDA	$1,061,522	$1,617,699	$446,354	$2,175,894

RISK FACTORS
An investment in our securities is highly speculative and involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the risks described below and all of the other information contained or incorporated by reference into this prospectus. These risks and uncertainties are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition, results of operations and future growth prospects could be materially adversely affected. In that case, you may lose all or part of your investment in the securities.
Risks Related to Our Industry
Charter hire rates for dry bulk vessels are volatile and have declined significantly since their historic highs and may remain at low levels or decrease in the future, which may adversely affect our earnings, revenues and our profitability.
The dry bulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. The current downturn in the dry bulk charter market, from which we derive and plan to continue to derive our revenues, has severely affected the entire dry bulk shipping industry. The degree of charter hire rate volatility among different types of dry bulk vessels has varied widely, and charter hire rates for dry bulk vessels have declined significantly from historically high levels. For example, in the past, time charter and spot market rates for dry bulk vessels have declined below operating costs of vessels. The Baltic Dry Index, or BDI, declined from a high of 11,793 in May 2008 to a low of 290 in February 10, 2016, which represents a decline of 98%. In 2019, the BDI ranged from a low of 595 on February 11, 2019 to a high of 2,518 on September 4, 2019, and during 2020 the BDI has ranged from a high of 976 on January 2, 2020 to a low of 393 on May 14, 2020.
Fluctuations in charter rates result from changes in the supply and demand for vessel capacity and changes in the supply and demand for the major commodities carried by water internationally. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in charter rates are also unpredictable.
Furthermore, a significant decrease in charter rates would cause asset values to decline, and we may have to record an impairment charge in our consolidated financial statements which could adversely affect our financial results. Because the market value of our vessels may fluctuate significantly, we may also incur losses when we sell vessels, which may adversely affect our earnings. If we sell vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel's carrying amount in our financial statements, resulting in a loss and a reduction in earnings.
Factors that influence demand for vessel capacity include:
•	supply of and demand for energy resources, commodities, semi-finished and finished consumer and industrial products;
•	changes in the exploration or production of energy resources, commodities, semi-finished and finished consumer and industrial products;
•	the location of regional and global exploration, production and manufacturing facilities;
•	the location of consuming regions for energy resources, commodities, semi-finished and finished consumer and industrial products;
•	the globalization of production and manufacturing;

•
global and regional economic and political conditions and developments, including armed conflicts, terrorist activities, trade wars, public health threats, global pandemics such as the COVID-19 that has disrupted the markets worldwide, tariffs, embargoes and strikes;

•	developments in international trade;
•	changes in seaborne and other transportation patterns leading to repositioning and distances cargo is transported by sea;
•	environmental and other regulatory developments;
•	currency exchange rates; and
•	the weather.
Demand for our vessels is dependent upon economic growth in the world's economies, seasonal and regional changes in demand, changes in the capacity of the global dry bulk fleet and the sources and supply of dry bulk cargo transported by sea. Given the large number of new dry bulk vessels currently on order with shipyards, the capacity of the global dry bulk vessels fleet seems likely to increase and economic growth may not resume in areas that have experienced a recession or continue in other areas. As such, adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.
Factors that influence the supply of vessel capacity include:
•	number of newbuilding orders and deliveries;
•	the number of shipyards and ability of shipyards to deliver vessels;
•	port and canal congestion;
•	scrapping of older vessels;
•	speed of vessels being operated;
•	vessel casualties; and
•	number of vessels that are out of service or laid up.
In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance costs, insurance coverage costs, the efficiency and age profile of the existing dry bulk fleet in the market, and government and industry regulations of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

Global economic conditions may continue to negatively impact the dry bulk shipping industry.
In the current global economy, operating businesses are faced with tightening credit, weak demand for goods and services, and weak international liquidity conditions. There has similarly been a general decline in the willingness by banks and other financial institutions to extend credit, particularly in the shipping industry, due to the historically volatile asset values of vessels. As the shipping industry is highly dependent on the availability of credit to finance and expand operations, it has been negatively affected by this decline. In particular, lower demand for dry bulk cargoes as well as diminished trade credit available for the delivery of such cargoes have led to decreased demand for dry bulk vessels, creating downward pressure on charter rates and vessel values. Any further weakening in global economic conditions may have a number of adverse consequences for dry bulk and other shipping sectors, including, among other things:
•	low charter rates, particularly for vessels employed on short-term time charters or in the spot market;
•	decreases in the market value of dry-bulk vessels and limited second-hand market for the sale of vessels;
•	limited financing for vessels;
•	widespread loan covenant defaults; and
•	declaration of bankruptcy by certain vessel operators, vessel owners, shipyards and charterers.
The occurrence of one or more of these events could have a material adverse effect on our business, results of operations, cash flows and financial condition.
We are exposed to volatility in the London Interbank Offered Rate or LIBOR, and we may enter into derivative contracts, which can result in higher than market interest rates and charges against our income. If volatility in LIBOR occurs, it could affect our profitability, earnings and cash flow.
LIBOR is the subject of recent national, international and other regulatory guidance and proposals for reform. These reforms and other pressures may cause LIBOR to be eliminated or to perform differently than in the past. The consequences of these developments cannot be entirely predicted, but could include an increase in the cost of our variable rate indebtedness and obligations. The amount outstanding under our senior secured credit facility has been, and amounts under additional credit facilities that we have entered after December 31, 2019 or may enter in the future will generally be, advanced at a floating rate based on LIBOR, which has been volatile in prior years, which can affect the amount of interest payable on our debt, and which, in turn, could have an adverse effect on our earnings and cash flow. In addition, in recent years, LIBOR has been at relatively low levels, and may rise in the future as the current low interest rate environment comes to an end. Our financial condition could be materially adversely affected at any time that we have not entered into interest rate hedging arrangements to hedge our exposure to the interest rates applicable to our credit facilities and any other financing arrangements we may enter into in the future. Moreover, we currently do not have any derivative instruments but even if we enter into interest rate swaps or other derivative instruments for purposes of managing our interest rate exposure, our hedging strategies may not be effective and we may incur substantial losses.
LIBOR has historically been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of the disruptions in the international credit markets. Because the interest rates borne by our variable interest bearing outstanding indebtedness fluctuate with changes in LIBOR, if this volatility were to occur, it would affect the amount of interest payable on our variable interest debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.
Furthermore, the calculation of interest in most financing agreements in our industry has been based on published LIBOR rates. Due in part to uncertainty relating to the LIBOR calculation process in recent years, it is likely that LIBOR will be phased out in the future. As a result, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. If we are required to agree to such a provision in our existing or future financing agreements, our lending costs could increase significantly, which would have an adverse effect on our earnings and cash flow
In addition, the banks currently reporting information used to set LIBOR will likely stop such reporting after 2021, when their commitment to reporting information ends. The Alternative Reference Rate Committee, a committee convened by the Federal Reserve that includes major market participants, has proposed an alternative rate to replace U.S. Dollar LIBOR: the Secured Overnight Financing Rate, or "SOFR." The impact of such a transition from LIBOR to SOFR could be significant for us.

In order to manage our exposure to interest rate fluctuations, we may from time to time use interest rate derivatives to effectively fix some of our floating rate debt obligations. No assurance can however be given that the use of these derivative instruments, if any, may effectively protect us from adverse interest rate movements. The use of interest rate derivatives may affect our results through mark to market valuation of these derivatives. Also, adverse movements in interest rate derivatives may require us to post cash as collateral, which may impact our free cash position. Interest rate derivatives may also be impacted by the transition from LIBOR to SOFR or other alternative rates. Entering into swaps and derivatives transactions is inherently risky and presents various possibilities for incurring significant expenses. Such risk may have an adverse effect on our financial condition and results of operations.
The over-supply of dry bulk vessel capacity may continue to prolong or further depress the current low charter rates, which may limit our ability to operate our dry bulk vessels profitably.
The supply of dry bulk vessels has outpaced vessel demand growth over the past few years, thereby causing downward pressure on charter rates. As of December 31, 2019, the newbuilding orderbook stood at approximately 9.96% of the existing fleet capacity. Until the new supply of vessels is fully absorbed by the market, charter rates may continue to be under pressure in the near to medium term, which may limit our ability to operate our dry bulk vessels profitably.
Our vessels have operated under time charters but may be placed on spot charters in the future and any decrease in spot charter rates may adversely affect our earnings, profitability and cash flows.
Our vessels have historically operated under time charters but may be placed on the spot market in the future, exposing us to fluctuations in spot market charter rates. Further, we may employ any additional vessels that we acquire in the spot market.
Although the number of vessels in our Fleet that may participate in the spot market will vary from time to time, we anticipate that some portion of our Fleet will participate in this market at some point in time. As a result, our financial performance will be significantly affected by conditions in the dry bulk spot market and only our vessels that may operate under fixed-rate time charters may, during the period such vessels operate under such time charters, provide a fixed source of revenue to us.
Historically, the dry bulk markets have been volatile as a result of the many conditions and factors that can affect the price, supply of and demand for dry bulk capacity. The weak global economic trends may further reduce demand for transportation of dry bulk cargoes over longer distances, which may materially affect our revenues, profitability and cash flows. The spot charter market may fluctuate significantly based upon supply of and demand of vessels and cargoes. The successful operation of our vessels in the competitive spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates decline, then we may be unable to operate our vessels which may trade in the spot market profitably, or meet our debt and other working capital obligations. Furthermore, as charter rates for spot charters are fixed for a single voyage, which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.
Risks involved with operating ocean-going vessels could affect our business and reputation, which could have a material adverse effect on our results of operations and financial condition.
The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:
•	a marine disaster;
•	terrorism;
•	environmental accidents;

•	cargo and property losses and damage; and
•	business interruptions caused by mechanical failure, human error, war, terrorism, piracy, political action in various countries, labor strikes, or adverse weather conditions.
Any of these circumstances or events could increase our costs or lower our revenues. The involvement of our vessels in an oil spill or other environmental disaster may harm our reputation as a safe and reliable dry bulk operator, which could have a material adverse effect on our results of operations and financial condition.
World events could affect our operations and financial results.
Past terrorist attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. Continuing conflicts, instability and other recent developments in the Middle East and elsewhere, and the presence of U.S. or other armed forces in Afghanistan and Syria, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. Any of these occurrences could have a material adverse impact on our business, financial condition and results of operations.
We face risks attendant to changes in economic and regulatory conditions around the world.
We face risks attendant to changes in economic environments, changes in interest rates, instability in the banking and securities markets and trade regulations around the world, among other factors. Major market disruptions and adverse changes in market conditions and regulatory climate in China, the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under any future financial arrangements.
For example, the economic slowdown in the Asia-Pacific region, especially in China, could negatively affect global economic markets and the market for dry bulk shipping. Chinese dry bulk imports have accounted for the majority of global dry bulk transportation growth annually over the last decade, with recent demand growth driven by stronger iron ore and coal imports into China. Before the global economic financial crisis that began in 2008, China had one of the world's fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The growth rate of China's GDP for the year ended December 31, 2019, was 6.1%, down from a growth rate of 6.6% for the year ended December 31, 2018, but remaining well below pre-2008 levels. On April 14, 2020, the International Monetary Fund ("IMF") projected that the growth rate of China's GDP for the year ended December 31, 2020 will drop to 1.2% as a result of the COVID-19 pandemic. China and other countries in the Asia Pacific region may continue to experience slowed or even negative economic growth in the future. Our financial condition and results of operations, as well as our future prospects, would likely be hindered by a continuing or worsening economic downturn in any of these countries or geographic regions. Furthermore, there is a rising threat of a Chinese financial crisis resulting from massive personal and corporate indebtedness and "trade wars". The IMF has warned that continuing trade tensions, including significant tariff increases, between the United States and China are expected to result in a 0.8% cumulative reduction of global GDP in 2020. We cannot assure you that the Chinese economy will not experience a significant contraction in the future.
Over the past several years, the credit markets in the United States and Europe have remained contracted, deleveraged and less liquid, and the U.S. federal and state governments and European authorities have implemented governmental action and/or new regulation of the financial markets and may implement additional regulations in the future. Global financial markets have been, and continue to be, disrupted and volatile. Beginning in February 2020, due mainly to the COVID-19 pandemic, global financial markets, including in the U.S. experienced volatility and a steep and abrupt downturn. The ultimate impact on the global financial markets and the disruption to the global economy are dependent on, among other things, the length and severity of the COVID-19 pandemic. Potential adverse developments in the outlook for the United States or European countries, or market perceptions concerning these and related issues, could reduce the overall demand for dry bulk cargoes and for our service, which could negatively affect our financial position, results of operations and cash flow. Economic conditions and the economic slow-down resulting from COVID-19 and the international governmental responses to the virus may also adversely affect the market price of our common shares.

Further, governments may turn and have turned to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. In particular, leaders in the United States and China have implemented certain increasingly protective trade measures which have been somewhat mitigated by the recent trade deal (first phase trade agreement) between U.S. and China which requires the purchase of over USD 50 billion of Chinese energy products including crude oil. Additionally, in March 2018, President Trump announced tariffs on imported steel and aluminum into the United States that could have a negative impact on international trade generally and dry bulk shipping specifically and in January 2019, the United States announced sanctions against Venezuela, which may have an effect on its oil output and in turn affect global oil supply. There have also been continuing trade tensions, including significant tariff increase, between the United States and China. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (a) the cost of goods exported from regions globally, particularly the Asia-Pacific region, (b) the length of time required to transport goods and (c) the risks associated with exporting goods. Such increases may significantly affect the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on our charterers' business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations, financial condition and our ability to pay any cash distributions to our stockholders.
Trade actions initiated by the U.S. imposing tariffs on imports have been met with retaliatory tariffs by other countries, adding a level of tension and uncertainty to the global economic environment. In November 2018, the U.S., Mexico and Canada executed the U.S.-Mexico-Canada Agreement, or the USMCA, the successor agreement to the North American Free Trade Agreement, or NAFTA. The agreement includes the imposition of tariffs on vehicles that do not meet regional raw material (steel and aluminum), part and labor content requirements. The agreement was ratified by the U.S. in January 2020.
While global economic conditions have generally improved, renewed adverse economic and governmental factors, together with the concurrent volatility in charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition and cash flows and could cause the price of our common shares to decline. An extended period of deterioration in the outlook for the world economy could reduce the overall demand for our services and could also adversely affect our ability to obtain financing on acceptable terms or at all.
Global economic conditions may continue to negatively impact the dry bulk shipping industry.
Since the beginning of the calendar year 2020, the outbreak of the novel Coronavirus has resulted in the implementation of numerous actions by governments and governmental agencies in an attempt to mitigate the spread of the virus. These measures have resulted in a significant reduction in global economic activity and extreme volatility in the global financial markets. If the Coronavirus pandemic continues on a prolonged basis or becomes more severe, the adverse impact on the global economy and the rate environment for dry bulk and other cargo vessels may deteriorate further and our operations and cash flows may be negatively impacted. In addition, a prolonged negative rate environment could result in the value of our vessels being impaired which could in turn impair our ability to borrow money and to access credit and capital markets in the future. Even prior to the recent outbreak and resulting disruption of the Coronavirus, global financial markets and economic conditions have been, and continue to be, volatile. Relatively weak global economic conditions during periods of volatility have and may continue to have a number of adverse consequences for dry bulk and other shipping sectors, including, among other things:
•	low charter rates, particularly for vessels employed on short-term time charters or in the spot market;
•	decreases in the market value of dry bulk vessels and limited second-hand market for the sale of vessels;
•	limited financing for vessels;
•	widespread loan covenant defaults; and
•	declaration of bankruptcy by certain vessel operators, vessel owners, shipyards and charterers.

The occurrence of one or more of these events could have a material adverse effect on our business, results of operations, cash flows and financial condition.
The U.K.'s withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business.
In June 2016, a majority of voters in the U.K. elected to withdraw from the EU in a national referendum (informally known as "Brexit"), a process that the government of the U.K. formally initiated in March 2017. Since then, the U.K. and the EU have been negotiating the terms of a withdrawal agreement, which was approved in October 2019 and ratified in January 2020. The U.K. formally exited the EU on January 31, 2020, although a transition period remains in place until December 2020, during which the U.K. will be subject to the rules and regulations of the EU while continuing to negotiate the parties' relationship going forward, including trade deals. There is currently no agreement in place regarding the aftermath of the withdrawal, creating significant uncertainty about the future relationship between the U.K. and the EU, including with respect to the laws and regulations that will apply as the U.K. determines which EU-derived laws to replace or replicate following the withdrawal. Brexit has also given rise to calls for the governments of other EU member states to consider withdrawal. These developments and uncertainties, or the perception that any of them may occur, have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict our access to capital, which could have a material adverse effect on our business and on our consolidated financial position, results of operations and our ability to pay distributions. Additionally, Brexit or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business and operations.
Brexit contributes to considerable uncertainty concerning the current and future economic environment. Brexit could adversely affect European or worldwide political, regulatory, economic or market conditions and could contribute to instability in global political institutions, regulatory agencies and financial markets.
Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations.
The Chinese economy differs from the economies of western countries in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, bank regulation, currency and monetary policy, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a "planned economy". Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. Annual and five-year State Plans are adopted by the Chinese government in connection with the development of the economy. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through State Plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a "market economy" and enterprise reform. Limited price reforms were undertaken with the result that prices for certain commodities are principally determined by market forces. In addition, economic reforms may include reforms to the banking and credit sector and may produce a shift away from the export-driven growth model that has characterized the Chinese economy over the past few decades. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. The level of imports to and exports from China could be adversely affected by the failure to continue market reforms or changes to existing pro-export economic policies. The level of imports to and exports from China may also be adversely affected by changes in political, economic and social conditions (including a slowing of economic growth) or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, internal political instability, changes in currency policies, changes in trade policies and territorial or trade disputes. A decrease in the level of imports to and exports from China could adversely affect our business, operating results and financial condition.

We may not be able to obtain financing on acceptable terms, which may negatively impact our planned growth.
As a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the ability to obtain money from the credit markets has become more difficult as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that financing will be available if needed and to the extent required, on acceptable terms. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.
Acts of piracy on ocean-going vessels could adversely affect our business.
Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden off the coast of Somalia and, in particular, the Gulf of Guinea region off Nigeria, which experienced increased incidents of piracy in 2019. Sea piracy incidents continue to occur, increasingly in the Sulu Sea and the Gulf of Guinea, with dry bulk vessels and tankers particularly vulnerable to such attacks. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping. The perception that our vessels are a potential piracy or terrorist target could have a material adverse impact on our business, financial condition and results of operations.
Further, if these piracy attacks occur in regions in which our vessels are deployed that insurers characterize as "war risk" zones or by the Joint War Committee as "war and strikes" listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain, if available at all. In addition, crew costs, including costs that may be incurred to the extent we employ on-board security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, results of operations, cash flows and financial condition, and this may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.
Political instability, terrorist attacks, international hostilities and global public health threats can affect the seaborne transportation industry, which could adversely affect our business.
We conduct most of our operations outside of the United States, and our business, results of operations, cash flows, financial condition and ability to pay dividends, if any, in the future may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are employed or registered. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political conflicts, including the current political instability in the Middle East and the South China Sea region and other geographic countries and areas, geopolitical events such as Brexit, terrorist or other attacks, and war (or threatened war) or international hostilities, such as those between the United States and North Korea or Iran, or between the Houthi and Arab counties in Yemen, or internally in Libya, and stabilizing growth in China, as well as rapidly growing public health concerns stemming from the COVID-19 pandemic.  Terrorist attacks such as those in Paris on November 13, 2015, Manchester on May 22, 2017, as well as the frequent incidents of terrorism in the Middle East, and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks around the world, continues to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. Continuing conflicts and recent developments in the Middle East, including increased tensions between the U.S. and Iran, as well as the presence of U.S. or other armed forces in Iraq, Syria, Afghanistan and various other regions, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. As a result of the above, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs. Additionally, Brexit, or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business and operations.

Further, governments may turn and have turned to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. In particular, leaders in the United States and China have implemented certain increasingly protective trade measures. The results of the 2016 presidential election and the potential results of the upcoming 2020 presidential election in the United States have created significant uncertainty about the future relationship between the United States, China and other exporting countries, including with respect to trade policies, treaties, government regulations and tariffs. For example, in March 2018, President Trump announced tariffs on imported steel and aluminum into the United States that could have a negative impact on international trade generally and, in January 2019, the United States announced expanded sanctions against Venezuela, which may have an effect on its oil output and, in turn, affect global oil supply. There have also been continuing trade tensions, including significant tariff increases, between the United States and China. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (i) the cost of goods exported from regions globally, (ii) the length of time required to transport goods and (iii) the risks associated with exporting goods. Such increases may significantly affect the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on our charterers' business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations, financial condition and our ability to pay any cash distributions to our stockholders.
In Europe, large sovereign debts and fiscal deficits, low growth prospects and high unemployment rates in a number of countries have contributed to the rise of Eurosceptic parties, which would like their countries to leave the Euro. The exit of the U.K. from the European Union and potential new trade policies in the United States further increase the risk of additional trade protectionism.
In January 2020, in response to certain perceived terrorist activity, the United States launched an airstrike in Baghdad that killed a high-ranking Iranian general, increasing hostilities between the U.S. and Iran. This attack or further escalations between the U.S. and Iran that may follow, could result in retaliation from Iran that could potentially affect the shipping industry, through increased attacks on vessels in the Strait of Hormuz (which already experienced an increased number of attacks on and seizures of vessels in 2019), or by potentially closing off or limiting access to the Strait of Hormuz, where a significant portion of the world's oil supply passes through. Any restriction on access to the Strait of Hormuz, or increased attacks on vessels in the area, could negatively impact our earnings, cash flow and results of operations.
In the past, political instability has also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia.
In addition, public health threats, such as those posed by COVID-19, influenza and other highly communicable diseases or viruses, outbreaks of which have from time to time occurred in various parts of the world in which we operate, including China, could adversely impact our operations, the timing of completion of scheduled dry-dockings and ballast water treatment system installation projects, as well as the operations of our customers.
Any of these occurrences could have a material adverse impact on our future performance, results of operations, cash flows and financial position.

Major outbreaks of diseases (such as COVID-19) and governmental responses thereto could adversely affect our business.
The recent COVID-19 pandemic, which is causing potentially deadly respiratory tract infections originating in China and subsequently spreading around the world, has negatively affected economic conditions, the supply chain, the labor market, the demand for shipping regionally as well as globally and may otherwise impact our operations and the operations of our customers and suppliers. As of March 2020, the outbreak of COVID-19has been declared a pandemic by the World Health Organization ("WHO"). Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures. As of March 15, 2020, the United States has temporarily restricted travel by foreign nationals into the country from a number of areas, including China and Europe. In addition, on March 18, 2020, the U.S. and Canada agreed to restrict all nonessential travel across the border. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. These restrictions, and future prevention and mitigation measures, are likely to have an adverse impact on global economic conditions, which could materially and adversely affect our future operations. The extent of COVID-19's impact on our financial and operational results, which could be material, will depend on the length of time that the pandemic continues and whether subsequent waves of the infection happen. Uncertainties regarding the economic impact of the COVID-19 pandemic are likely to result in sustained market turmoil, which could also negatively impact our business, financial condition and cash flows. Governments are approving large stimulus packages to mitigate the effects of the sudden decline in economic activity caused by the pandemic; however, we cannot predict the extent to which these measures will be sufficient to restore or sustain the business and financial condition of companies in the shipping industry. These measures, though contemplated to be temporary in nature, may continue and increase as countries attempt to contain the outbreak or any reoccurrences of the outbreak.
At this stage, it is difficult to determine the full impact of COVID-19 on our business. Effects of the current pandemic may include, among others:
•	deterioration of economic conditions and activity and of demand for shipping;
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operational disruptions to us or our customers due to worker health risks and the effects of new regulations, directives or practices implemented in response to the pandemic (such as travel restrictions for individuals and vessels and quarantining and physical distancing);

•
potential delays in (a) the loading and discharging of cargo on or from our vessels, (b) vessel inspections and related certifications by class societies, customers or government agencies and (c) maintenance, modifications or repairs to, or drydocking of, our existing vessels due to worker health or other business disruptions;

•	reduced cash flow and financial condition, including potential liquidity constraints;
•	potential reduced access to capital as a result of any credit tightening generally or due to continued declines in global financial markets;
•	potential reduced ability to opportunistically sell any of our vessels on the second-hand market, either as a result of a lack of buyers or a general decline in the value of second-hand vessels;
•	potential decreases in the market values of our vessels and any related impairment charges or breaches relating to vessel-to-loan financial covenants;
•	potential disruptions, delays or cancellations in the construction of new vessels, which could reduce our future growth opportunities; and
•
potential non-performance by counterparties relying on force majeure clauses and potential deterioration in the financial condition and prospects of our customers, joint venture partners or other business partners.

Given the dynamic and uncertain nature of socioeconomic and political circumstances arising from the COVID-19 pandemic, the duration of business disruption and the related financial impact cannot be reasonably estimated at this time, but could materially affect our business, results of operations and financial condition.

If our vessels call on ports located in countries or territories that are subject to sanctions or embargoes imposed by the U.S. government, the European Union, the United Nations, or other governments, it could lead to monetary fines or penalties and adversely affect our reputation and the market for our common shares.
Although we do not expect that our vessels will call on ports located in countries or territories subject to country-wide or territory-wide sanctions and/or embargoes imposed by the U.S. government or other authorities or countries identified by the U.S. government or other authorities as state sponsors of terrorism ("Sanctioned Jurisdictions"), and we endeavor to take precautions reasonably designed to mitigate such activities, including relevant provisions in charter agreements forbidding the use of our vessels in trade that would violate economic sanctions, it is possible that, from time to time on charterers' instructions, and without our consent, our vessels may call on ports located in such countries or territories in the future.  If such activities result in a sanctions violation, we could be subject to monetary fines, penalties, or other sanctions, and our reputation and the market for our common shares could adversely affected.
From the date we began our operations to the date of this prospectus, our vessels had no port calls in Sanctioned Jurisdictions. Sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. Current or future counterparties of ours may be affiliated with persons or entities that are or may be in the future the subject of sanctions imposed by the U.S. administration, the EU, and/or other international bodies. If we determine that such sanctions require us to terminate existing or future contracts to which we or our subsidiaries are party or if we are found to be in violation of such applicable sanctions, our results of operations may be adversely affected or we may suffer reputational harm.
Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common shares may adversely affect the price at which our common shares trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries or territories subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries or territories, or engaging in operations associated with those countries or territories pursuant to contracts with third parties that are unrelated to those countries or territories or entities controlled by their governments. Investor perception of the value of our common shares may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.
Compliance with safety and other vessel requirements imposed by classification societies may be costly and could reduce our net cash flows and net income.
The hull and machinery of every commercial vessel must be certified as being "in class" by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention.
A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel's machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. We expect our vessels to be on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Most vessels are also required to be dry-docked, or inspected by divers, every two to three years for inspection of its underwater parts.

Compliance with the above requirements may result in significant expense. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.
Regulations relating to ballast water discharge may adversely affect our revenues and profitability.
The IMO has imposed updated guidelines for ballast water management systems specifying the maximum amount of viable organisms allowed to be discharged from a vessel's ballast water.  Depending on the date of the International Oil Pollution Prevention (IOPP) renewal survey, existing vessels constructed before September 8, 2017 must comply with the updated D-2 standard on or after September 8, 2019. For most vessels, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms.  Ships constructed on or after September 8, 2017 are to comply with the D-2 standards on or after September 8, 2017.
Currently, our vessels will be required to comply with the regulation at our IOPP renewal survey scheduled for August 8, 2022 for the Magic P, August 20, 2020 for the Magic Sun and July 15, 2022 for the Magic Moon.
Furthermore, United States regulations are currently changing. Although the 2013 Vessel General Permit ("VGP") program and U.S. National Invasive Species Act ("NISA") are currently in effect to regulate ballast discharge, exchange and installation, the Vessel Incidental Discharge Act ("VIDA"), which was signed into law on December 4, 2018, requires that the EPA develop national standards of performance for approximately 30 discharges, similar to those found in the VGP within two years.  By approximately 2022, the U.S. Coast Guard must develop corresponding implementation, compliance and enforcement regulations regarding ballast water.  The new regulations could require the installation of new equipment, which may cause us to incur substantial costs.
The IMO 2020 regulations may cause us to incur substantial costs and to procure low-sulfur fuel oil directly on the wholesale market for storage at sea and onward consumption on our vessels.
Effective January 1, 2020, the IMO implemented a new regulation for a 0.50% global sulfur cap on emissions from vessels. Under this new global cap, vessels must use marine fuels with a sulfur content of no more than 0.50% against the former regulations specifying a maximum of 3.50% sulfur in an effort to reduce the emission of sulfur oxide into the atmosphere.
We may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require, among others, the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows and financial condition.
Currently, none of our vessels are equipped with scrubbers and as of January 1, 2020 we have transitioned to burning IMO compliant fuels. We continue to evaluate different options in complying with IMO and other rules and regulations. We expect that our fuel costs and fuel inventories will increase in 2020 as a result of these sulfur emission regulations. Low sulfur fuel is more expensive than standard marine fuel containing 3.5% sulfur content and may become more expensive or difficult to obtain as a result of increased demand. If the cost differential between low sulfur fuel and high sulfur fuel is significantly higher than anticipated, or if low sulfur fuel is not available at ports on certain trading routes, it may not be feasible or competitive to operate our vessels on certain trading routes without installing scrubbers or without incurring deviation time to obtain compliant fuel.  Scrubbers may not be available to be installed on such vessels at a favorable cost or at all if we seek them at a later date.
Fuel is a significant, if not the largest, expense in our shipping operations when vessels are under voyage charter and is an important factor in negotiating charter rates. Our operations and the performance of our vessels, and as a result our results of operations, cash flows and financial position, may be negatively affected to the extent that compliant sulfur fuel oils are unavailable, of low or inconsistent quality, if de-bunkering facilities are unavailable to permit our vessels to accept compliant fuels when required, or upon occurrence of any of the other foregoing events. Costs of compliance with these and other related regulatory changes may be significant and may have a material adverse effect on our future performance, results of operations, cash flows and financial position. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability at the time of charter negotiation.  Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

We are subject to laws and regulations, which can adversely affect our business, results of operations, cash flows and financial condition, and our ability to pay dividends.
Our operations are subject to numerous international, national, state and local laws, regulations, treaties and conventions in force in international waters and the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our Vessel. These regulations include, but are not limited to, the U.S. Oil Pollution Act of 1990, or OPA, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the U.S. Clean Air Act, the U.S. Clean Water Act and the U.S. Maritime Transportation Security Act of 2002, or the MTSA, and treaties and conventions of the United Nations International Maritime Organization, or the IMO, including the International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended and generally refer to as MARPOL, the International Convention for the Safety of Life at Sea of 1974, or the SOLAS Convention, and the International Convention on Load Lines of 1966. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or implementation of operational changes and may affect the resale value or useful lives of our Vessel. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations.
Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault.  Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the U. S. Furthermore, the 2010 explosion of the Deepwater Horizon well and the subsequent release of oil into the Gulf of Mexico, or other similar events, may result in further regulation of the shipping and offshore industry, and modifications to statutory liability schemes, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other federal, state and local laws, as well as third-party damages.
Climate change and greenhouse gas restrictions may adversely impact our operations and markets.
Due to concern over the risk of climate change, a number of countries and the IMO have adopted regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. In addition, although the emissions of greenhouse gases from international shipping currently are not subject to the Paris Agreement (discussed below), or the Kyoto Protocol to the United Nations Framework Convention on Climate Change, that required adopting countries to implement national programs to reduce emissions of certain gases, a new treaty may be adopted in the future that includes restrictions on shipping emissions.
We are subject to international safety standards and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.
The operation of our vessels is affected by the requirements set forth in the International Safety Management Code, or the ISM Code, promulgated by the IMO under the SOLAS Convention. The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation of vessels and describing procedures for dealing with emergencies.  In addition, vessel classification societies impose significant safety and other requirements on our vessels. The failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

Developments in safety and environmental requirements relating to the recycling of vessels may result in escalated and unexpected costs.
The 2009 Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, or the Hong Kong Convention, aims to ensure ships, being recycled once they reach the end of their operational lives, do not pose any unnecessary risks to the environment, human health and safety. The Hong Kong Convention has yet to be ratified by the required number of countries to enter into force. Upon the Hong Kong Convention's entry into force, each ship sent for recycling will have to carry an inventory of its hazardous materials. The hazardous materials, whose use or installation are prohibited in certain circumstances, are listed in an appendix to the Hong Kong Convention. Ships will be required to have surveys to verify their inventory of hazardous materials initially, throughout their lives and prior to the ship being recycled. The Hong Kong Convention, which is currently open for accession by IMO Member States, will enter into force 24 months after the date on which 15 IMO Member States, representing at least 40% of world merchant shipping by gross tonnage, have ratified or approved accession. As of the date of this prospectus, 15 countries representing just over 30% of world merchant shipping tonnage have ratified or approved accession of the Hong Kong Convention.
The Hong Kong Convention, which is currently open for accession by IMO Member States, will enter into force 24 months after the date on which 15 IMO Member States, representing at least 40% of world merchant shipping by gross tonnage, have ratified or approve accession. As of the date of this prospectus, 15 countries representing just over 30% of world merchant shipping tonnage have ratified or approved accession of the Hong Kong Convention.
On November 20, 2013, the European Parliament and the Council of the EU adopted the Ship Recycling Regulation, which retains the requirements of the Hong Kong Convention and requires that certain commercial seagoing vessels flying the flag of an EU Member State may be recycled only in facilities included on the European list of permitted ship recycling facilities. We are required to comply with EU Ship Recycling Regulation by December 31, 2020, since our ships trade in EU region.
These regulatory developments, when implemented, may lead to cost escalation by shipyards, repair yards and recycling yards. This may then result in a decrease in the residual scrap value of a vessel, and a vessel could potentially not cover the cost to comply with latest requirements, which may have an adverse effect on our future performance, results of operations, cash flows and financial position.
Maritime claimants could arrest our vessels, which could interrupt our cash flow.
Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by "arresting" or "attaching" a vessel through foreclosure proceedings. The arrest or attachment of our vessels could result in a significant loss of earnings for the related off-hire period. In addition, in jurisdictions where the "sister ship" theory of liability applies, such as South Africa, a claimant may arrest the vessel that is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. In countries with "sister ship" liability laws, claims might be asserted against us or any of our vessels for liabilities of other vessels that we will then own.
Governments could requisition our vessels during a period of war or emergency resulting in a loss of earnings.
A government of a vessel's registry could requisition for title or seize a vessel. Requisition for title occurs when a government takes control of a vessel and becomes the owner. A government could also requisition a vessel for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of our vessels could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.
International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures may result in the seizure of contents of our vessels, delays in the loading, offloading, trans-shipment or delivery and the levying of customs duties, fines or other penalties against us.
It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.
Our business has inherent operational risks, which may not be adequately covered by insurance.
Our vessels and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, human error, environmental accidents, war, terrorism, piracy, disease, quarantine and other circumstances or events. In addition, transporting cargoes across a wide variety of international jurisdictions creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts, the potential for changes in tax rates or policies, and the potential for government expropriation of our vessels. Any of these events may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.
In the event of a casualty to our vessels or other catastrophic event, we will rely on our insurance to pay the insured value of the vessel or the damages incurred. We procure insurance for our vessels employed under time charters against those risks that we believe the shipping industry commonly insures against. This insurance includes marine hull and machinery insurance, protection and indemnity insurance, which include pollution risks and crew insurance, and war risk insurance. Currently, the amount of coverage for liability for pollution, spillage and leakage available to us on commercially reasonable terms through protection and indemnity associations and providers of excess coverage is $1 billion per occurrence.
We maintain hull and machinery insurance, protection and indemnity insurance for our vessels, which provides environmental damage and pollution insurance coverage and war risk insurance. We do not maintain, for our vessels, insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. We may not be adequately insured against all risks. We may not be able to obtain adequate insurance coverage for our Fleet in the future, and we may not be able to obtain certain insurance coverages. The insurers may not pay particular claims. Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenues. Moreover, insurers may default on claims they are required to pay.
While we carry cargo insurance to protect us against certain risks of loss of or damage to the procured commodities, we may not be adequately insured to cover any losses from such operational risks, which could have a material adverse effect on us. Any significant uninsured or under-insured loss or liability could have a material adverse effect on our business, results of operations, cash flows and financial condition and our available cash.
We cannot assure you that we will be adequately insured against all risks or that we will be able to obtain adequate insurance coverage at reasonable rates for our vessels in the future. For example, in the past more stringent environmental regulations have led to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. Additionally, our insurers may refuse to pay particular claims. Any significant loss or liability for which we are not insured could have a material adverse effect on our financial condition.

Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, charter terminations and an adverse effect on our business.
We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.
Risks Related to Our Company Generally
We were only formed in 2017, and have limited history of operations and relatively limited operations generally.
We were formed relatively recently, in September 2017, and have a limited performance record, operating history and historical financial statements upon which you can evaluate our operations or our ability to implement and achieve our business strategy.  We cannot assure you that we will be successful in implementing our business strategy. As of the date of this prospectus, we have a fleet of only three vessels with a relatively short operating history, and as such, we may face certain operational challenges not faced by companies with a longer operating history and more vessels.
NASDAQ may delist our common shares from its exchange which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.
We received written notification from The Nasdaq Stock Market dated April 14, 2020, indicating that because the closing bid price of the Company's common shares for 30 consecutive business days, from February 27, 2020 to April 13, 2020, was below the minimum $1.00 per share bid price requirement for continued listing on the NASDAQ, the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2). The Company was also informed by The Nasdaq Stock Market that due to the COVID-19 crisis, temporary relief has been granted related to minimum listing bid price requirements and the Company's compliance period will be suspended until June 30, 2020. Pursuant to the Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance is 180 days, or December 28, 2020, which includes the temporary COVID-19 relief period.
We intend to monitor the closing bid price of our common shares during the compliance period and are considering our options to regain compliance with the NASDAQ minimum bid price requirement. We can cure this deficiency if the closing bid price of our common shares is $1.00 per share or higher for at least ten consecutive business days during the grace period, which includes the temporary COVID-19 relief period. In the event we do not regain compliance within the grace period and meet all other listing standards and requirements, we may be eligible for an additional 180-day grace period, but no assurances can be given that this additional grace period will be granted.
We intend to cure the deficiency within the prescribed grace period. During this time, our common shares will continue to be listed and trade on the NASDAQ.  Our business operations have not been and are not expected to be affected in any material respect by the receipt of the delisting notification from NASDAQ.  However, a continued decline in the closing price of our common shares on the NASDAQ could result in suspension or delisting procedures in respect of our common shares. The commencement of suspension or delisting procedures by an exchange remains, at all times, at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted common shares, we would expect decreases in institutional and other investor demand, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such common shares. A suspension or delisting would likely decrease the attractiveness of our common shares to investors and cause the trading volume of our common shares to decline, which could result in a further decline in the market price of our common shares.

Finally, if the volatility in the market continues or worsens, it could have a further adverse effect on the market price of our common shares, regardless of our operating performance.
Our Fleet consists of only three dry bulk carriers. Any limitation in the availability or operation of these vessels could have a material adverse effect on our business, results of operations and financial condition.
Our Fleet currently consists of only three dry bulk carriers. If any of our vessels is unable to generate revenues as a result of off-hire time, early termination of the time charter in effect or failure to secure new charters at charter hire rates as favorable as our average historical rates or at all, our future liquidity, cash flows, results of operations, and financial condition could be materially adversely affected.
We may not be able to re-charter or obtain new and favorable charters for our vessels, which could adversely affect our revenues and profitability.
Our vessels are currently employed solely on time charters and may, from time to time in the future, be employed under voyage charters. Our ability to renew charters or obtain new charters will depend on the prevailing market conditions at the time.  In addition, our current charters terminate in accordance with their terms between June and September 2020, and we may be unable to renew these charter at favorable rates and on terms that allow us to operate our business profitably.
As of the date of this prospectus, two of our vessels were on hire at comparably less favorable charter rates than those achieved for the whole fleet during 2019 and up until March 2020. We believe the COVID-19 pandemic has resulted in lower dry bulk rates since March 2020 than we would have achieved in the absence of the virus, given lower demand for some of the cargoes we carry, including iron ore, coal and various minor bulk commodities. The overall uncertainty surrounding the impact of COVID-19 on our business, together with reduced economic activity and in turn trade flows, could continue to negatively impact the revenue generated by our vessels.  As a result, there is no guarantee that our total revenues will grow or remain at the similar level year over year in the remaining period of 2020.  While we believe that the recovery of economies affected by COVID-19 will lead to increased trade flows and improvement in dry bulk shipping rates, the timing of any such recovery cannot be predicted and could be affected by a resurgence of the virus.
If we are not able to obtain new charters, either on time charter or in the voyage market, in direct continuation with our existing charters or if new charters are entered into at unfavorable rates for a prolonged period, our revenues and profitability could be adversely affected and we may have difficulty meeting our working capital and debt obligations or paying dividends (if any) in the future.
We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.
We have entered into, and may enter into in the future, various contracts, including charter agreements, shipbuilding contracts and credit facilities. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, the overall financial condition of the counterparty, charter rates received for specific types of vessels, work stoppages or other labor disturbances, including as a result of the COVID-19 pandemic and various expenses. For example, the combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the ability of our charterers to make charter payments to us. In addition, depressed market conditions may adversely affect the demand for the chartering of our vessels. As a result, charterers may seek to renegotiate the terms of their existing charter agreements or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The failure of our charterers to meet their obligations under our charter agreements, on which we depend for our revenues, could cause us to suffer losses or otherwise adversely affect our business.
We expect to employ our vessels under short-term, medium or long-term time charter agreements as well as, to a lesser extent, in the spot voyage market. The ability and willingness of each of our counterparties to perform their obligations under a time charter, spot charter or other agreement with us, will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the dry bulk industry and the overall financial condition of the counterparties. In addition, in depressed market conditions, there have been reports of charterers renegotiating their charters or defaulting on their obligations under charters. Our customers may fail to pay charter hire or attempt to renegotiate charter rates. Should a counterparty fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters may be at lower rates. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as our ability to pay dividends, if any, in the future.
Our credit facilities contain, and we expect that any new or amended credit facility we may enter into will contain, restrictive covenants that limit, or may limit the future, our business and financing activities.
The operating and financial restrictions and covenants in our credit agreement with Alpha Bank S.A., or the Alpha Bank Facility entered into in November 2019,  the credit agreement that our wholly-owned subsidiary, Bistro Maritime Co., entered into with Chailease International Financial Services Co., Ltd. in January 2020, or the Chailease Financial Services Facility, and any new or amended credit facility we may enter into in the future, could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities.
For example, our Alpha Bank Facility requires the consent of our lenders to:
•	incur or guarantee indebtedness outside of our ordinary course of business;
•	charge, pledge or encumber our vessels;
•	change the flag, class, management or ownership of our vessels;
•	change the commercial and technical management of our vessels;
•	declare or pay any dividends or other distributions at a time when the Company has an Event of Default or the payment of such loan would cause an Event of Default;
•	form or acquire any subsidiaries;
•	make any investments in any person, asset, firm, corporation, joint venture or other entity;
•	merge or consolidate with any other person; and
•	sell or change the beneficial ownership or control of our vessels.
Additionally, it is an event of default under the Alpha Bank Facility if, among other things, (i) the registration of the Magic P or the Magic Moon under the laws and flag of the relevant flag state is cancelled or terminated without the prior written consent of the lender, (ii) there has been a change of control directly or indirectly in our subsidiaries, Pikachu Shipping Co. and Spetses Shipping Co., or (iii) there is a change in management of our vessels, the Magic P or the Magic Moon, without the prior written consent of the lender.

The Alpha Bank Facility also requires us to comply with certain financial covenants related to (i) maintaining a certain minimum level of free cash on a pledged deposit account and (ii) maintaining a certain security requirement ratio, which is the ratio of the aggregate market value of the mortgaged vessels plus the value of any additional security and value of the pledged deposit to the aggregate principal amounts due under the Alpha Bank Facility.
Furthermore, our Chailease Financial Services Facility requires the consent of our lenders to:
•	incur or guarantee indebtedness outside of our ordinary course of business;
•	incur or allow to remain outstanding any guarantee in respect of any obligation of any person;
•	enter into any amalgamation, demerger, merger, consolidation, continuation, corporate reconstruction or a joint venture; and
•	sell, lease, transfer or otherwise dispose our assets.
Additionally, it is an event of default under the Chailease Financial Services Facility if, among other things, (i) the registration of the Magic Sun or the first preferred Marshall Islands mortgage over the Magic Sun is contested or becomes void or voidable or liable to cancellation or termination (ii) there has been a change in the direct ownership or control of our subsidiary, Bistro Maritime Co., or (iii) the Magic Sun suffers a Total Loss (as defined in the Chailease Financial Services Facility) or is otherwise destroyed or abandoned.
The Chailease Financial Services Facility also requires us to comply with certain financial covenants related to (i) maintaining a maximum value to loan ratio being the aggregate principal amount of (ii) fair market value of the collateral vessel and (ii) the value of any additional security (including the value of any cash deposit with the lender), to the aggregate principal amount of the loan.
Our ability to comply with the covenants and restrictions contained in our current or future credit facilities may be affected by events beyond our control, including prevailing economic, financial and industry conditions, interest rate developments, changes in the funding costs of our banks and changes in vessel earnings and asset valuations and outbreaks of epidemic and pandemic of diseases, such as the COVID-19 pandemic. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we are in breach of any of the restrictions, covenants, ratios or tests in our current or future credit facilities, or if we trigger a cross-default contained in our current or future credit facilities, a significant portion of our obligations may become immediately due and payable. We may not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, obligations under certain of our current and future credit facilities are and may be further secured by our existing vessels and/or vessels we may acquire in the future, and if we are unable to repay debt under our secured current or future credit facilities, the lenders could seek to foreclose on those assets.
Furthermore, any contemplated vessel acquisitions will have to be at levels that do not impair the required ratios set forth in the respective agreements. The global economic downturn that occurred within the past several years had an adverse effect on vessel values, which may occur again if an economic slowdown arises in the future. If the estimated asset values of the vessels in our fleet decrease, such decreases may limit the amounts we can draw down under possible future secured financing agreements to purchase additional vessels and thus, impair our ability to expand our Fleet. In addition, we may be obligated to prepay part of our outstanding debt in order to remain in compliance with the relevant covenants in our current or future credit facilities. If funds under our current or future credit facilities become unavailable as a result of a breach of our covenants or otherwise, we may not be able to perform our business strategy which could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends.

We have relied on financial support from Mr. Panagiotidis through related party loans, which may not be available to us in the future.
From time to time, we have obtained loans from our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, to meet vessel purchase obligations of the Company. These loans may not be available to the Company in the future. Even if we are able to borrow money from such parties, such borrowings could create a conflict of interest of management to the extent they also act as lenders to the Company.
We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial and other obligations.
We are a holding company and have no significant assets other than the equity interests in our subsidiaries. Our subsidiaries own all of our existing vessels, and subsidiaries we form in the future will own any other vessels we may acquire in the future. All payments under our charters are made and it is expected that they will continue to be made to our subsidiaries. As a result, our ability to meet our financial and other obligations, and to pay any dividends in the future, will depend on the performance of our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, by the terms of our loan agreements, any financing agreement we may enter into in the future, or by Marshall Islands law, which regulates the payment of dividends by our companies.
The Alpha Bank Facility and Chailease Financial Services Facility, both entered into by our subsidiaries, prohibit such subsidiaries from paying any dividends to us if we or such subsidiary breach a covenant in our loan agreements or any financing agreement we may enter into in the future. If we are unable to obtain funds from our subsidiaries, we will not be able to fund our liquidity needs or pay dividends in the future unless we obtain funds from other sources, which we may not be able to do.
We cannot assure you that our Board will declare dividends.
Our Board will continue to assess our dividend policy and may in the future determine to pay dividends. The declaration and payment of dividends, if any, will always be subject to the discretion of our Board, restrictions contained in our debt agreements or debt agreements that we may enter into in the future and the requirements of Marshall Islands law. The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy, the terms of our outstanding indebtedness and the ability of our subsidiaries to distribute funds to us. The dry bulk industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash that is available for the payment of dividends.
We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described herein. Our growth strategy contemplates that we will finance our acquisitions of additional vessels through debt financings or the net proceeds of future equity issuances on terms acceptable to us. If financing is not available to us on acceptable terms or at all, our Board may determine to finance or refinance acquisitions with cash from operations, which would reduce the amount of any cash available for the payment of dividends, if any.
The Republic of Marshall Islands laws generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends and our subsidiaries may not have sufficient funds or surplus to make distributions to us. We can give no assurance that dividends will be paid in the near term, or at all.

We are dependent on our Manager, which is a related party, for the management of our Fleet.
We subcontract the technical and commercial management of our Fleet, including crewing, operations and maintenance and repair pursuant to management agreements to our Manager, which is a company controlled by Ismini Panagiotidis, the sister of our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis. The loss of our Manager's services or its failure to perform its obligations to us could materially and adversely affect our results of operations and financial condition. In addition, our Manager provides us with significant accounting and other support services.
In addition, our ability to enter into new charters and expand our customer relationships depends largely on our ability to leverage our relationship with our Manager and its reputation and relationships in the shipping industry. If our Manager suffers material damage to its reputation or relationships, it may harm our ability to renew existing charters upon their expiration, obtain new charters or maintain satisfactory relationships with suppliers and other third-parties.
Our business will be harmed if our Manager fails to perform these services satisfactorily, if they cancel their agreements with us or if they stop providing these services to us. Our operational success and ability to execute our growth strategy will depend significantly upon the satisfactory performance of these services by our Manager and the reputation of our Manager.
We may have difficulty managing our planned growth properly.
We are a recent company formed for the purpose of acquiring, owning, chartering and operating dry bulk vessels. One of our principal strategies is to continue to grow by expanding our operations and adding to our Fleet. As our business grows, we intend to acquire additional drybulk vessels and expand our activities. Our future growth will primarily depend upon a number of factors, some of which may not be within our control. These factors include our ability to:
•	identify suitable dry bulk vessels, including newbuilding slots at reputable shipyards and/or shipping companies for acquisitions at attractive prices;
•	obtain required financing for our existing and new operations;
•
integrate any acquired dry bulk vessels, assets or businesses successfully with our existing operations, including obtaining any approvals and qualifications necessary to operate vessels that we acquire;

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;
•	enhance our customer base; and
•	improve our operating, financial and accounting systems and controls.
Our failure to effectively identify, acquire, develop and integrate any vessels could adversely affect our business, financial condition and results of operations. The number of employees that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and we may not be able to effectively hire more employees or adequately improve those systems. Finally, acquisitions may require additional equity issuances, which may dilute our common shareholders if issued at lower prices than the price they acquired their shares, or debt issuances (with amortization payments), both of which could lower our available cash. If any such events occur, our financial condition may be adversely affected.
Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. The expansion of our fleet may impose significant additional responsibilities on our management and the management and staff of our Manager, and may necessitate that we, and they, increase the number of personnel. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

As we expand our business, we may be unable to improve our operating and financial systems and to recruit suitable employees and crew for our vessels.
Our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet and our or our Manager's attempts to improve those systems may be ineffective. In addition, if we further expand our fleet, we will have to rely on our Manager to recruit suitable additional seafarers and shore-side administrative and management personnel. We or our Manager cannot guarantee that we will be able to hire suitable employees as we expand our fleet. If our Manager's unaffiliated crewing agents encounter business or financial difficulties, we may not be able to adequately staff our vessels or our shore-side personnel. If we or our Manager are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for distribution as dividends to our shareholders may be reduced.
Exposure to currency exchange rate fluctuations will result in fluctuations in our cash flows and operating results.
We may incur some of our operating expenses and general and administrative expenses in currencies other than the U.S. dollar. This difference could lead to fluctuations in vessel operating expenses, which would affect our financial results. Expenses incurred in foreign currencies increase when the value of the U.S. dollar falls, which would reduce our profitability. Our operating results could suffer as a result.
We operate secondhand vessels, and, as a result, we may incur increased operating costs which could adversely affect our earnings. Furthermore, as our vessels age, the risks associated with our vessels could adversely affect our ability to obtain profitable charters.
While we have inspected our vessels and we intend to inspect any potential future vessel acquisition, this does not provide us with the same knowledge about its condition that we would have had if the vessel had been built for and operated exclusively by us. Generally, purchasers of secondhand vessels do not receive the benefit of warranties from the builders for the secondhand vessels that they acquire.
In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As our vessels age typically, it will become less fuel-efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful life.
Technological innovation and quality and efficiency requirements from our customers could reduce our charter hire income and the value of our vessels.
Our customers have a high and increasing focus on quality and compliance standards with their suppliers across the entire supply chain, including the shipping and transportation segment. Our continued compliance with these standards and quality requirements is vital for our operations. The charter hire rates and the value and operational life of a vessel are determined by a number of factors including the vessel's efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, operate in extreme climates, utilize related docking facilities and pass through canals and straits. The length of a vessel's physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. We face competition from companies with more modern vessels with more fuel efficient designs than our vessels, or eco vessels, and if new dry bulk vessels are built that are more efficient or more flexible or have longer physical lives than the current eco vessels, competition from the current eco vessels and any more technologically advanced vessels could adversely affect the amount of charter hire payments we receive for our vessels once their initial charters expire and the resale value of our vessels could significantly decrease. This could have an adverse effect on our results of operations, cash flows, financial condition and ability to pay dividends.

Increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance ("ESG") policies may impose additional costs on us or expose us to additional risks.
Companies across all industries are facing increasing scrutiny relating to their ESG policies. Investor advocacy groups, certain institutional investors, investment funds, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. The increased focus and activism related to ESG and similar matters may hinder access to capital, as investors and lenders may decide to reallocate capital or to not commit capital as a result of their assessment of a company's ESG practices. Companies which do not adapt to or comply with investor, lender or other industry shareholder expectations and standards, which are evolving, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition, and/or stock price of such a company could be materially and adversely affected.
We may face increasing pressures from investors, lenders and other market participants, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce our carbon footprint and promote sustainability. As a result, we may be required to implement more stringent ESG procedures or standards so that our existing and future investors and lenders remain invested in us and make further investments in us, especially given the highly focused and specific trade of dry bulk transportation in which we are engaged. If we do not meet these standards, our business and/or our ability to access capital could be harmed.
These limitations in both the debt and equity capital markets may affect our ability to grow as our plans for growth may include accessing the equity and debt capital markets.  If those markets are unavailable, or if we are unable to access alternative means of financing on acceptable terms, or at all, we may be unable to implement our business strategy, which would have a material adverse effect on our financial condition and results of operations and impair our ability to service our indebtedness. Further, it is likely that we will incur additional costs and require additional resources to monitor, report and comply with wide ranging ESG requirements.  The occurrence of any of the foregoing could have a material adverse effect on our business and financial condition.
We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.
We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our financial condition.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could result in a higher tax rate on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operations.
We conduct our operations through subsidiaries which can trade worldwide. Tax laws and regulations are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, treaties and regulations in and between countries in which we operate. Our income tax expense, if any, is based upon our interpretation of tax laws in effect in various countries at the time that the expense was incurred.  A change in these tax laws, treaties or regulations, or in the interpretation thereof, could result in a materially higher tax expense or a higher effective tax rate on our worldwide earnings, and such change could be significant to our financial results. If any tax authority successfully challenges our operational structure, or the taxable presence of our operating subsidiaries in certain countries, or if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure, or if we lose a material tax dispute in any country, our effective tax rate on our worldwide earnings could increase substantially, and our earnings and cash flows from these operations could be materially adversely affected.
Our subsidiaries may be subject to taxation in the jurisdictions in which its activities are conducted. The amount of any such taxation may be material and would reduce the amounts available for distribution to shareholders.
Investors are encouraged to consult their own tax advisors concerning the overall tax consequences of the ownership of the common shares arising in an investor's particular situation under U.S. federal, state, local or foreign law.
We are dependent on our management and their ability to hire and retain key personnel, in particular our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis.
Our success will depend upon our and our management's ability to hire and retain key members of our management team, including Petros Panagiotidis. The loss of Mr. Panagiotidis could adversely affect our business prospects and financial condition.
Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not maintain "key man" life insurance on any of our officers.
Risks Relating to this Offering and the Ownership of our Securities
We have a continuing ATM program in effect, under which we may sell up to $10.0 million of our common shares.
Subject to certain limitations set forth in the Equity Distribution Agreement, as defined below, and subject to restrictions placed on us in connection with this offering and compliance with applicable law, we have the discretion to deliver placement notices to Maxim as our exclusive sales agent at any time throughout the minimum 12-month term of the Equity Distribution Agreement, which started on June 28, 2019 and may be terminated by either party at any time. The number of shares that are sold by Maxim after delivering a placement notice will fluctuate based on the market price of the common shares during the sales period and limits we set with Maxim. Although we are initially eligible to sell common shares with an initial aggregate sales price of up to $10.0 million, should we be eligible and desire to offer additional common shares pursuant to the Equity Distribution Agreement with Maxim, we will file an additional prospectus supplement to register such additional common shares and the related preferred shares purchase rights. Therefore, investors will have no advance insight into the number of shares we are actually offering under the Equity Distribution Agreement. As of the date of this prospectus, we have sold 618,112 common shares having an approximate gross value of $2.6 million pursuant to the Equity Distribution Agreement.
We issued 918,112 and 8,042,078 common shares during 2019 and 2020, respectively, through various transactions. Shareholders may experience significant dilution as a result of our offerings.
We have already issued and sold large quantities of our common shares pursuant to previous public and private offerings and/ or placements of our equity and convertible debt securities. We currently have an effective registration statement on Form F-3 (333-232052), for the sale of up to $100.0 million worth of securities, of which $2.6 million worth of shares have been sold.

Purchasers of the common shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, we may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, payment of dividends or working capital, without shareholder approval, in a number of circumstances. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested.
Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:
•	our existing shareholders' proportionate ownership interest in us will decrease;
•	the amount of cash payable per common share for dividends, if any, may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of our common shares may decline.
Future issuances or sales, or the potential for future issuances or sales, of our common shares may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.
We have issued a significant number of our common shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our common shares to decline, and could have an adverse effect on our earnings per share. In addition, future sales of our common shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.
The market price of our common shares could decline due to sales, or the announcements of proposed sales, of a large number of common shares in the market, including sales of common shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of common shares or other equity-related securities would have on the market price of our common shares.
Our Articles of Incorporation authorizes our Board to, among other things, issue additional shares of common or preferred shares or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common shares in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of shares of our common shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.
We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate and case law.
We are organized in the Republic of the Marshall Islands, which does not have a well-developed body of corporate or case law, and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States. Our corporate affairs are governed by our Articles of Incorporation and Bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. The rights of shareholders of companies incorporated in the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can't predict whether Marshall Islands courts would reach the same conclusions as U.S. courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law.

It may be difficult to serve legal process or enforce judgments against us, our directors or our management as we are incorporated in the Republic of the Marshall Islands, and all of our officers and directors are non-U.S. residents.
We are incorporated under the laws of the Republic of the Marshall Islands, and substantially all of our assets are located outside of the United States. Our principal executive office is located in the Republic of Cyprus. In addition, all of our directors and officers are non-residents of the United States, and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Republic of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or our directors and officers. Although you may bring an original action against us or our affiliates in the courts of the Marshall Islands, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us or our affiliates for a cause of action arising under Marshall Islands law, it may be impracticable for you to do so. See "Enforcement of Civil Liabilities and Indemnification for Securities Act Liabilities".
Anti-takeover provisions in our organizational documents and in our stockholder rights plan could have the effect of discouraging, delaying or preventing a merger or acquisition, or could make it difficult for our shareholders to replace or remove our current Board, which could adversely affect the market price of our common shares.
Several provisions of our Articles of Incorporation and Bylaws could make it difficult for our shareholders to change the composition of our Board in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions include:
•	authorizing our Board to issue "blank check" preferred shares without stockholder approval;
•	providing for a classified Board with staggered, three-year terms;
•	establishing certain advance notice requirements for nominations for election to our Board or for proposing matters that can be acted on by shareholders at stockholder meetings;
•	prohibiting cumulative voting in the election of directors;
•	limiting the persons who may call special meetings of shareholders; and
•	establishing supermajority voting provisions with respect to amendments to certain provisions of our Articles of Incorporation and Bylaws.
In addition, the stockholder rights plan adopted by our Board of Directors and the issuance of our Series A Preferred Shares to our Chairman and Chief Executive Officer makes it harder for a person to acquire a controlling interest in our voting securities. See "Description of Capital Stock and Securities We Are Offering".

These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.
Our Chairman, Chief Executive Officer and Chief Financial Officer, who may be deemed to beneficially own, directly or indirectly, 100% of our Series B Preferred Shares, has control over us.
Our Chairman, Chief Executive Officer and Chief Financial Officer, Mr. Petros Panagiotidis, may be deemed to beneficially own, directly or indirectly, all of the 12,000 outstanding shares of our Series B Preferred Shares. The shares of Series B Preferred Shares each carry 100,000 votes. By its ownership of 100% of our Series B Preferred Shares, Mr. Panagiotidis has control over our actions. The interests of Mr. Panagiotidis may be different from your interests.
We are an "emerging growth company," and we cannot be certain if the reduced requirements applicable to emerging growth companies make our securities less attractive to investors.
We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). As an emerging growth company, we are not required to comply with, among other things, the auditor attestation requirements of the Sarbanes-Oxley Act. Investors may find our securities less attractive because we rely on this provision. If investors find our securities less attractive as a result, there may be a less active trading market for our securities and prices of the securities may be more volatile.
U.S. tax authorities could treat us as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. shareholders.
A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income". For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income," whereas rental income would generally constitute "passive income" to the extent not attributable to the active conduct of a trade or business. U.S. shareholders of a PFIC (and holders of warrants in PFICs) are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
We do not believe that we will be treated as a PFIC for any taxable year. However, our status as a PFIC is determined on an annual basis and will depend upon the operations of our vessels and our other activities during each taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our spot chartering and time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute "passive income," and the assets that we own and operate in connection with the production of that income do not constitute passive assets.
There is, however, no direct legal authority under the PFIC rules addressing our method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any taxable year we become unable to acquire vessels in a timely fashion or if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders and warrant holders would face adverse U.S. federal income tax consequences and information reporting obligations. Under the PFIC rules, unless those shareholders made an election available under the Internal Revenue Code (which election could itself have adverse consequences for such shareholders, as discussed under "Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Status and Significant Tax Consequences" of our Annual Report), such shareholders would be liable to pay U.S. federal income tax upon excess distributions and upon any gain from the disposition of our common shares at the then prevailing income tax rates applicable to ordinary income plus interest as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of our common shares. Similar rules would apply to holders of our Class A Warrants or pre-funded warrants. Please see the section of our Annual Report entitled "Item 10E. Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.
The United States federal income taxation of the pre-funded warrants is uncertain.
We and holders of our pre-funded warrants may have to take positions that are not yet settled under current U.S. federal income tax law with respect to the pre-funded warrants. In particular, the precise application of the Code section 883 exemption and the PFIC rules to the pre-funded warrants is unclear.  The IRS may disagree with the positions taken by the Company, which could result in adverse U.S. federal income tax consequences for us and our shareholders, including holders of the pre-funded warrants.  Prospective investors are urged to consult their personal income tax advisers in this regard.
We may have to pay tax on U.S. source income, which would reduce our earnings and cash flow.
Under the U.S. Internal Revenue Code of 1986, as amended, or the Code, the United States source gross transportation income of a ship-owning or chartering corporation, such as ourselves, generally is subject to a 4% United States federal income tax, unless such corporation qualifies for exemption from tax under a tax treaty or Section 883 of the Code and the Treasury Regulations promulgated thereunder. U.S. source gross transportation income consists of 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.
We believe we qualified for this statutory tax exemption for our taxable year ended December 31, 2019, and we intend to take this position for United States federal income tax reporting purposes. We expect to qualify for this statutory tax exemption for the current taxable year. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption in the current and future taxable years and thereby become subject to the 4% United States federal income tax described above.  If certain shareholders that own 5% or more of our common shares (and possibly Class A Warrants or pre-funded warrants) in the aggregate own more than 50% of our common shares, then we may not be able to qualify for this statutory tax exemption. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings and cash available for distribution payments to our shareholders.
We have broad discretion in the use of the net proceeds from this offering and may use the net proceeds in ways with which you disagree.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

The Class A Warrants and pre-funded warrants are speculative in nature.
The Class A Warrants and pre-funded warrants offered hereby do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price. Specifically, commencing on the date of issuance, holders of the pre-funded warrants may acquire the common shares issuable upon exercise of such warrants at an exercise price of $0.01 per common share and holders of the Class A Warrants may acquire the common shares issuable upon the exercise of such warrants at an exercise price of $ per common share. Moreover, following this offering, the market value of the Class A Warrants and pre-funded warrants is uncertain and there can be no assurance that the market value of the Class A Warrants and pre-funded warrants will equal or exceed their public offering price.
There is no public market for the Class A Warrants or pre-funded warrants being offered in this offering and we do not expect one to develop.
There is presently no established public trading market for the Class A Warrants or pre-funded warrants being offered in this offering and we do not expect a market to develop. In addition, we do not intend to apply to list the Class A Warrants or pre-funded warrants on any securities exchange or nationally recognized trading system, including the NASDAQ. Without an active market, the liquidity of the Class A Warrants and pre-funded warrants will be limited.
Purchasers of our Class A Warrants or pre-funded warrants will not have any rights of common shareholders until such Class A Warrants or pre-funded warrants are exercised.
The Class A Warrants and pre-funded warrants being offered do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $16.2 million, and approximately $18.7 million if the underwriters exercise in full their option to purchase additional securities, in each case, after deducting underwriting discounts and commissions and estimated expenses payable by us, and assuming no exercise of the Class A Warrants sold in this offering.
We intend to use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, working capital, to make vessel or other asset acquisitions or for other general corporate purposes, or a combination thereof, however we have not currently identified any potential vessel or vessels that we intend to acquire. None of the proceeds from this offering will be used to repay related party debt.

DIVIDEND POLICY
Under our Bylaws, our Board may declare and pay dividends in cash, stock or other property of the Company. Any dividends declared will be in the sole discretion of the Board and will depend upon earnings, restrictions in any of our agreements, market prospects, current capital expenditure programs and investment opportunities, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors.
Any dividends paid by us may be treated as ordinary income to a U.S. shareholder. Please see the section entitled "Tax Considerations—United States Federal Income Tax Consequences—United States Federal Income Taxation of U.S. Holders" for additional information relating to the U.S. federal income tax treatment of our dividend payments, if any are declared in the future.
In addition, we may incur expenses or liabilities, including extraordinary expenses, decreases in revenues, including as a result of unanticipated off-hire days or loss of a vessel, or increased cash needs that could reduce or eliminate the amount of cash that we have available for distribution as dividends. The dry bulk charter market is cyclical and volatile. We cannot predict with accuracy the amount of cash flows our operations will generate in any given period. Factors beyond our control may affect the charter market for our vessels and our charterer's ability to satisfy their contractual obligations to us, and we cannot assure you that dividends will actually be declared or paid in the future. We are a recently formed company and have a limited performance record and operating history. Accordingly, we cannot assure you that we will be able to pay dividends at all, and our ability to pay dividends will be subject to the limitations set forth above and in the section of our Annual Report titled "Risk Factors".
Dividends on our Series A Preferred Shares accrue and are cumulative starting on January 1, 2022 and are payable on each June 15 and December 15, when, as and if declared by our Board or any authorized committee thereof out of legally available funds for such purpose. The dividend rate for our Series A Preferred Shares is 9.75% per annum per share. Please see the section in our Annual Report titled "Item 10. Memorandum and Articles of Association – Description of Series A Preferred Shares" for a description of the dividend terms of the Series A Preferred Shares.
Marshall Islands law provides that we may pay dividends on and redeem any shares of capital stock, including the Series A Preferred Shares, only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law, we may not pay dividends on or redeem any shares of capital stock, including the Series A Preferred Shares, if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.
We have not paid any dividends to our shareholders as of the date of this prospectus.

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2019:
•	on an actual basis;
•	on an as adjusted basis, to give effect to events that have occurred between January 1, 2020 and June 18, 2020:
o	the drawdown of $4.5 million under the Chailease Financial Services Facility on January 31, 2020, net of deferred issuance costs and other expenses of approximately $0.1 million;
o
the incurrence of $5.0 million of debt in connection with the Convertible Debentures, net of debt discount related to a beneficial conversion feature and deferred issuance costs and expenses of approximately $1.0 million;

o	scheduled principal repayments under the Alpha Bank Facility and the Chailease Financial Services Facility of approximately $1.0 million; and
o
the conversion of the full $5.0 million of principal and $0.1 million of interest under the Convertible Debentures through the issuance of 8,042,078 common shares and the resultant amortization and write-off of debt discount related to a beneficial conversion feature and of deferred issuance costs recognized in connection with the Convertible Debentures of approximately $1.0 million.

•
on an as further adjusted basis to give effect to the sale of 51,400,000 units, consisting of 36,700,000 units at a purchase price of $0.35 per unit and 14,700,000 at a purchase price of $0.34 per unit, net of estimated underwriters fees and commissions, and other issuance costs of approximately $1.6 million.

There have been no significant adjustments to our capitalization since December 31, 2019, other than the adjustments described above. The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements included in this prospectus. You should also read this table in conjunction with the information in the section entitled "Item 5. Operating and Financial Review and Prospects" included in our audited consolidated financial statements for the year ended December 31, 2019 in our Report on Form 20-F, filed with the Commission on March 31, 2020 and is incorporated by reference herein.

(All figures in thousands of U.S. dollars, except for share amounts)	Actual (audited)	As Adjusted (unaudited)(1)	As Further Adjusted (unaudited)(1)
Debt:
Long-term debt (including current portion) - Unsecured	$5,000,000	$5,000,000	$5,000,000
Long-term debt (including current portion) - Secured	10,757,060	14,167,903	14,167,903
Total debt	$15,757,060	$19,167,903	$19,167,903

Shareholders' equity:
Common shares, $0.001 par value; 1,950,000,000 shares authorized; 3,318,112 shares issued and outstanding on an actual basis; 11,360,190 shares issued and outstanding on an as adjusted basis and 62,760,190 shares issued and outstanding on an as further adjusted basis	$3,318	$11,360	$62,760
Series B Preferred Shares; 12,000 shares issued and outstanding on an actual, as adjusted and as further adjusted basis	12	12	12
Series A Preferred Shares, $0.001 par value; 9.75% cumulative redeemable perpetual preferred shares (liquidation preference of $30 per share), 480,000 shares issued and outstanding on an actual, as adjusted and as further adjusted basis	480	480	480
Additional paid-in capital	12,763,403	18,345,571	34,527,921
Retained Earnings/ (Accumulated Deficit)	436,798	(634,536)	(634,536)
Total Shareholders' Equity	$13,204,011	$17,722,887	$33,956,637

Total Capitalization	$28,961,071	$36,890,790	$53,124,540

(1)
 Does not take into account between January 1, 2020 and June 18, 2020 the effect of the recurring amortization of deferred finance fees incurred in connection with the Alpha Bank Facility and the Chailease Financial Services Facility.

* Except as otherwise noted, all information in this prospectus reflects and assumes (i) no sale of pre-funded warrants in this offering, which, if sold, would reduce the number of common shares that we are offering on a one-for-one basis, (ii) no exercise of the underwriters' over-allotment option, and (iii) no exercise of Class A Warrants.

BUSINESS
This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. See the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors".
Overview
We are a growth-oriented global shipping company that was incorporated in the Republic of the Marshall Islands on September 11, 2017 for the purpose of acquiring, owning, chartering and operating drybulk vessels. Currently, we are a provider of worldwide seaborne transportation services for drybulk cargo, including, among others, iron ore, coal and grain, collectively referred to as "major bulks," and steel products, fertilizers, cement, bauxite, sugar and scrap metal, collectively referred to as "minor bulks". As of the date of this prospectus, we own three Panamax vessels, which we collectively refer to as our Fleet.
Our Business Strategy
We currently operate a fleet of three Panamax dry bulk vessels. We intend to continue to review the market in order to identify potential acquisition targets which will be accretive to our earnings per share. Our acquisition strategy focuses on newbuilding or secondhand Panamax dry bulk vessels, although we may acquire dry bulk vessels of other types and/or vessels in other sectors which we believe offer attractive investment opportunities. Our business strategy is centered on managing our fleet in accordance with world-class standards to produce strong cash flows and to further expand our fleet to build our position as a reliable provider of international seaborne transportation services.
Our Fleet
As of the date of this prospectus, we operate a fleet of three dry bulk carriers with an average age of 16.6 years, which we refer to as our Fleet. Our commercial strategy primarily focuses on deploying our Fleet under a mix of period time charters and spot charters according to our assessment of market conditions, adjusting the mix of these charters to take advantage of the relatively stable cash flows and high utilization rates associated with period time charters or to profit from attractive spot charter rates during periods of strong charter market conditions.
The following table summarizes key information about our Fleet as of the date of this prospectus:
Vessel Name	Year Built	Capacity (dwt)	Delivered to Castor	Type of Charter	Earliest Charter Expiration	Latest Charter Expiration
Magic P	2004	76,453	February 2017	Time charter (1)	June 2020	June 2020
				Time charter (2)	November 2020	February 2021
Magic Sun	2001	75,311	September 2019	Time charter (3)	July 2020	July 2020
Magic Moon	2005	76,602	October 2019	Time charter (4)	June 2020	September 2020

(1)	On March 22, 2020, the Magic P commenced a new time charter agreement with Comerge Shipping Co. Limited at a gross daily hire rate of $7,000. The charter agreement has an expected term of 90-105 days.
(2)
On June 11, 2020, we entered into a new time charter contract with Oldendorff Carriers GMBH & Co. KG Luebeck for the employment of the Magic P. This new charter is expected to commence upon immediate completion of the vessel's current charter trip and will have duration of minimum five (5) months up to a maximum of eight (8) months and a gross daily hire rate of $9,000.

(3)
On May 8, 2020, we, through one of our wholly-owned subsidiaries, entered into a time charter agreement with Richland Bulk Pte. Ltd. for the employment of the Magic Sun under a trip of approximately 20-25 days, the period of which was extended to approximately 44 days. On May 20, 2020, we reached an agreement with the respective charterer pursuant to which, upon completion of the current charter trip, the charter period would be further extended for an additional trip of an approximate duration of 25 days at a daily hire rate of $5,500. Such extended period began on June 21, 2020.

(4)
On November 12, 2019, the Magic Moon commenced employment under a time charter with United Bulk Carriers International S.R.L. at a gross daily charter rate of $13,000. This charter has a minimum term of eight (8) months and may be extended up to a maximum term of ten (10) months (plus or minus fifteen days).

Management of our Business
Experienced management. Our management, including personnel employed by Pavimar S.A., or Pavimar, or our Manager, have a long track record in the industry, both as seafarers and onshore personnel. The majority of our Manager's technical department personnel has served on board vessels in various positions and are very familiar with technical aspects as well as life at sea. Our senior management and Board consist of seasoned professionals that have served in various aspects of the shipping industry as well as other industries such as banking and trading.
Cost-competitive and efficient operations. Our Manager provides the technical and commercial management of our Fleet and we expect it will provide the same services for any other vessels we may acquire in the future. We believe that our Manager, through comprehensive preventive maintenance programs and by retaining and training qualified crew members, is and will continue to be able to manage our vessels efficiently, safely and at a competitive cost.
Our vessels are managed by Pavimar, a company controlled by Ismini Panagiotidis, the sister of our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis. Under the management agreements with our ship-owning subsidiaries, Pavimar provides us with a wide range of shipping services such as crew management, technical management, operational employment management, insurance arrangements, provisioning, bunkering, accounting services and audit support in exchange for a fixed daily fee, for a period beginning upon a vessel's delivery and until the termination of the agreement. On November 13, 2017, it was agreed that the daily fixed fee of the sole vessel in our fleet at that time, this of the Magic P, was increased from $250 to $320 and such fee remained at this level until December 31, 2019. On January 1, 2020, the Company's subsidiary owning the Magic P, entered into an amendment to its existing management agreement with Pavimar, pursuant to which, effective as of that date, the daily fee of the subject vessel was increased from $320 per day to a $500 per day, and was thus aligned with the charged daily fee of the remaining fleet.
Our Fleet Development
Focus on Panamax Vessels. Our fleet currently consists of three Panamax dry bulk vessels. We expect our current focus on a single type of vessel within the dry bulk space to result in superior operational efficiency and commercial performance in this market. In addition, we believe that our current focus on the Panamax asset class provides the most favorable risk reward balance for future returns. However, in the future we may acquire dry bulk vessels of other types and/or vessels in other sectors which we believe offer attractive investment opportunities.
Expand Our Fleet Through Opportunistic Acquisitions and Disposals. We currently view the Panamax vessel class as providing the most attractive risk adjusted long-term returns in the dry bulk space given existing vessel price levels. In evaluating acquisitions, we consider and analyze, among other things, our expectation of fundamental developments in the dry bulk shipping industry sector, the level of liquidity in the resale and charter market, the vessel condition and technical specifications, the expected remaining useful life, as well as the overall strategic positioning of our fleet and customers. For vessels acquired with charters attached, we also consider the credit quality of the charterer and the duration and terms of the contracts in place. Based on our Manager's successful track record, commercial expertise and reputation in the marketplace, we believe that we are well-positioned to source off-market opportunities to acquire secondhand vessels. As a result, our Company may be able to acquire vessels on more favorable terms than what would be obtained without access to such opportunities.
Act Opportunistically. When appropriate, we intend to act opportunistically and take advantage of attractive market opportunities even if not in line with our principal growth strategy. We may also invest in assets that are outside our principal growth strategy, but are in line with our historical experience and expertise, if we are presented with investment opportunities that we consider attractive.

In September 2017, we entered into an all-share exchange transaction pursuant to which we acquired 100% of the issued and outstanding capital stock of Spetses Shipping Co., or Spetses, a Marshall Islands corporation that owns a 76,453 dwt dry bulk carrier, the Magic P.  The Magic P, which was acquired from an unrelated third-party charter free, was delivered to Spetses on February 21, 2017 and commenced operations on February 22, 2017.
On July 25, 2019, we, through one of our wholly-owned subsidiaries, entered into an agreement to purchase a 2001 Korean built Panamax dry bulk carrier, or the Magic Sun, from an unaffiliated third party for a purchase price of $6.7 million. The Magic Sun was delivered to us on September 5, 2019. The acquisition of the Magic Sun was financed with both cash on hand and the proceeds from a $5.0 million unsecured term loan agreement entered into between the Company and an entity controlled by Petros Panagiotidis, as further described under "Item 5 – Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Our Borrowing Activities" in our Annual Report.
On October 14, 2019, we, through one of our wholly-owned subsidiaries, entered into an agreement to purchase a 2005 Japan built Panamax dry bulk carrier, or the Magic Moon, from a third party in which a family member of Petros Panagiotidis has an interest, for a purchase price of $10.2 million. The Magic Moon was delivered to us on October 20, 2019. The acquisition of the Magic Moon was financed with a combination of cash on hand, the net cash proceeds from sales under our ATM Program and the proceeds from a $7.5 million interest free unsecured bridge loan, which was provided to the Company by an entity controlled by Petros Panagiotidis, as further described under "Item 5 – Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Our Borrowing Activities" in our Annual Report.
Employment of our Fleet
Strong relationship with charterers. Throughout the years, we operate by leveraging our Manager's extensive network of relationships with reputable charterers comprising international commodities' trading companies, utilities companies and large-scale operators, we have developed positive relationships with many international charterers and have enjoyed repeat business and chartering of our vessels to them. We believe this repeat business highlights the confidence our repeat customers have for our operations and the satisfaction of the services we provide. We have built our relationships over the years and have provided our services to many international companies such as Oldendorff Carriers GMBH & CO KG, Mitsui O.S.K Line, United Bulk Carriers International S.R.L. and others. Since our vessels operate on all seas, at safe ports and carry all legal dry bulk cargoes as per the relevant codes and safety standards, we believe these factors also help solidify our relationship with charterers.
Balanced employment. We actively market our vessels in both the short and medium-term charter market in order to secure what we believe is the most profitable employment for our vessels during the charter period in the dry bulk shipping market. To achieve this objective, we seek to employ our vessels on short-term charters when we believe the rate environment is strengthening, while aiming to secure longer term charters when rates are at more robust levels. As we expect to expand our fleet, we will also seek to stagger our maturity of our longer-term charters.
The below sets out the current employment information for our Fleet.
On October 26, 2019, we employed the Magic P for a charter trip with Hudson Shipping Lines Inc. at a daily charter hire rate of $12,500, which was terminated on January 23, 2020. On February 14, 2020, the Magic P commenced its scheduled dry-docking and special survey which was completed on March 21, 2020. On March 22, 2020, the Magic P commenced a new charter with Comerge Shipping Shipping Co. Limited at a gross daily hire rate of $7,000. The charter agreement has an expected term of 90 to 105 days. On June 11, 2020, we entered into a new time charter contract with Oldendorff Carriers GMBH & Co. KG Luebeck for the employment of the Magic P. This new charter is expected to commence upon immediate completion of the vessel's current charter trip and will have duration of minimum five (5) months up to a maximum of eight (8) months and a gross daily hire rate of $9,000.

On October 28, 2019, we, through one of our wholly-owned subsidiaries, entered into a time charter agreement with United Bulk Carriers International S.R.L. for the employment of the Magic Moon. The gross daily charter rate under this agreement is $13,000 (a gross ballast bonus compensation of $550,000 was also received by the Company in connection with this charter). The charter commenced on November 12, 2019 and has a minimum term of eight months, which may be extended up to a maximum term of ten months (plus or minus fifteen days).
On May 8, 2020, we, through one of our wholly-owned subsidiaries, entered into a time charter agreement with Richland Bulk Pte. Ltd. for the employment of the Magic Sun under a trip of approximately 20-25 days, the period of which was extended to approximately 44 days. On May 20, 2020, we reached an agreement with the respective charterer pursuant to which, upon completion of the current charter trip, the charter period would be further extended for an additional trip of an approximate duration of 25 days at a daily hire rate of $5,500. Such extended period began on June 21, 2020.
Our Borrowing Activities
As of the date of this prospectus, we are party to two senior secured credit facilities with commercial lenders with an aggregate outstanding balance of $14.6 million and one unsecured term loan facility with an entity affiliated with Petros Panagiotidis with an outstanding balance of $5.0 million. For more information regarding our current loan facilities, please see "Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Our Borrowing Activities" in our Annual Report.
History and Development of the Company
Listing and Markets
On December 21, 2018, our common shares were registered for trading on the NOTC with the ticker symbol "CASTOR".  In February 2019, we received the approval for listing our common shares on the NASDAQ. Our common shares commenced trading on the NASDAQ under the symbol "CTRM" on February 11, 2019. As a result of our listing on the NASDAQ, our common shares are traded on both the NOTC and the NASDAQ. All of our issued and outstanding common shares are identified by CUSIP number Y1146L109.
Change in Fiscal Year End
On September 27, 2019, our Board approved a change in our fiscal year end from September 30 to December 31. This change was made to better align our reporting calendar with other NASDAQ-listed companies and our industry peers. This change in our fiscal year end resulted in a three-month transition period from October 1, 2018 to December 31, 2018. On December 16, 2019, we filed an audited transition report on Form 20-F with the Securities and Exchange Commission for the period from October 1, 2018 through December 31, 2018.
Equity transactions
•	ATM Program
On June 28, 2019, we entered into an Equity Distribution Agreement with Maxim acting as sales agent under which we may offer and sell an aggregate up to $10,000,000 of our common shares over a minimum period of 12 months. As of the date of this prospectus, we received net proceeds under the ATM Program amounting to $2,319,701 by issuing and selling 618,112 common shares.
•	Amended and Restated Statement of Designations of our Series A Preferred Shares
On October 10, 2019, we entered into the Series A Agreement. Pursuant to the Series A Agreement, on October 17, 2019, we issued 300,000 common shares to the holders of the Series A Preferred Shares in exchange for the waiver of approximately $4.3 million worth of dividends accumulated on the Series A Preferred Shares, for the period since their original issuance up to and including June 30, 2019.

The Series A Preferred Shareholders further agreed to waive all dividend obligations on the Series A Preferred Shares during the period from July 1, 2019 until December 31, 2021. We, along with the Series A Preferred Shareholders, also agreed to a fixed default dividend payment rate, which replaces and reduces the previous increasing default dividend payment rate, an increase in the redemption price of the Series A Preferred Shares to $30 from $25 per share if the Company completes an optional cash redemption and an increase in the liquidation preference from $25 to $30 per Series A Preferred Share.
As a result of the Series A Agreement, there is no longer a dividend priority restriction for the holders of common shares and the Amended and Restated Statement of Designations of the Series A Preferred Shares does not impose any such restriction during the period from July 1, 2019 to December 31, 2021.
•	Convertible Debentures
On January 27, 2020, we entered into a securities purchase agreement with the Investor pursuant to which we agreed to sell and the Investor agreed to purchase up to three Convertible Debentures for a maximum aggregate price of $5.0 million, further discussed in our Annual Report under Item 5.B - Our Borrowing Activities. As of the date of this prospectus, the Investor has converted the full $5.0 million principal amount and $0.1 million of interest under the Convertible Debentures for 8,042,078 common shares.
Update on Shares Issued and Outstanding
As of June 18, 2020, we had outstanding 11,360,190 common shares, 480,000 Series A Preferred Shares and 12,000 Series B Preferred Shares. As of the same date, our Chairman, Chief Executive Officer and Chief Financial Officer beneficially owned approximately 9.9% of the issued and outstanding common equity interests in the Company and 100% of the issued and outstanding Series B Preferred Shares. Our Chairman, Chief Executive Officer and Chief Financial Officer does not own any Series A Preferred Shares. Each Series B Preferred Share has the voting power of 100,000 common shares and, by virtue of the voting power granted by the Series B Preferred Shares, our Chairman, Chief Executive Officer and Chief Financial Officer currently retains control over the Company.
Corporate Information
We were incorporated under the laws of the Republic of the Marshall Islands on September 11, 2017. Our registered office in the Marshall Islands is located at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. Our registered agent in the Republic of the Marshall Islands at such address is The Trust Company of the Marshall Islands, Inc. Our principal executive office is located at 223 Christodoulou Chatzipavlou Street, Hawaii Royal Gardens, 3036 Limassol, Cyprus. Our principal executive office telephone number is + 357 25 357 767. Our corporate website address is www.castormaritime.com. The information contained on our website does not constitute part of this prospectus. The SEC maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov.
Organizational Structure
Castor Maritime Inc. is currently the ultimate parent company of the following wholly-owned subsidiaries, either directly or indirectly:
SubsidiaryName	Jurisdiction of Incorporation
Spetses Shipping Co.	Republic of the Marshall Islands
Bistro Maritime Co.	Republic of the Marshall Islands
Pikachu Shipping Co.	Republic of the Marshall Islands

MANAGEMENT
Directors and Senior Management
Set forth below are the names, ages and positions of our current directors and executive officer. Our Board currently consists of three directors and is elected annually on a staggered basis, and each director elected holds office for a three-year term. The business address of each of our directors and executive officer listed below is Castor Maritime Inc., 223 Christodoulou Chatzipavlou Street, Hawaii Royal Gardens, 3036 Limassol, Cyprus.
Name	Age	Position
Petros Panagiotidis	30	Chairman, Chief Executive Officer, Chief Financial Officer, President, Treasurer and Class C Director
Dionysios Makris	39	Secretary and Class B Director
Georgios Daskalakis	30	Class A Director

Certain biographical information with respect to each director and senior management of the Company listed above is set forth below.
Petros Panagiotidis, Chairman, Chief Executive Officer, Chief Financial Officer, President, Treasurer and Class C Director
Petros Panagiotidis is the founder of Castor Maritime Inc.  He has served as the Chairman of the Board, Chief Executive Officer and Chief Financial Officer since our inception in September 2017. Mr. Panagiotidis has been involved in shipping and investment banking for more than 5 years, during which he has held various positions in finance, operations and management. He graduated with a Bachelor's degree from Fordham University in International Studies and Mathematics and earned a Master of Science degree from New York University on Management and Systems with a concentration on Risk Management.
Dionysios Makris, Secretary and Class B Director
Dionysios Makris has been a non-executive member and Secretary of our Board since the company's formation in September 2017. He is a lawyer and has been a member of the Athens Bar Association since September 2005. He is currently based in Piraeus, Greece and is licensed to practice law before the Supreme Court of Greece. He practices mainly shipping and commercial law and is involved in both litigation and transactional practice. He holds a Bachelor of Laws degree from the Law School of the University of Athens, Greece and a Master of Arts degree in International Relations from the University of Warwick, United Kingdom.
Georgios Daskalakis, Class A Director
Georgios Daskalakis has been a non-executive member of our Board since our establishment in September 2017.  He has invested all of his professional life in the shipping industry and held various positions for different companies. From May 2013 to January 2015, he was an insurance officer at Minerva Marine Inc. From January 2015 to March 2017, he served as a tanker operator at Trafigura Maritime Logistics PTE Ltd.  He is currently a Commercial officer employed at M/Maritime Corp. in Athens, Greece, whilst also holding the company's freight risk management portfolio. He holds a Bachelor's degree from Babson College with a concentration on Economics and Finance as well as a Master of Science degree in Shipping, Trade and Finance from the Costas Grammenos Centre for Shipping, Trade and Finance, Cass Business School, City University of London.
No family relationships exist among any of the directors and our executive officer.

Board Practices
Our Board currently consists of three directors and is elected annually on a staggered basis. Each director elected holds office for a three-year term or until his successor is duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. Our Class B director was elected at the annual general meeting held in 2019. The initial term of office of our Class C director expires at the annual meeting of shareholders to be held in 2020, and the term of office our Class A director expires at the annual meeting of shareholders to be held in 2021. Officers are appointed from time to time by our Board and hold office until a successor is appointed. Our directors do not have service contracts and do not receive any benefits upon termination of their directorships.
Our audit committee is comprised of our independent directors, Mr. Dionysios Makris and Mr. Georgios Daskalakis. Our Board has determined that the members of the audit committee meet the applicable independence requirements of the Commission and the NASDAQ Stock Market Rules. Our Board has determined that Mr. Georgios Daskalakis is an "Audit Committee Financial Expert" under the Commission's rules and the corporate governance rules of the NASDAQ Stock Market. The audit committee is responsible for our external financial reporting function as well as for selecting and meeting with our independent registered public accountants regarding, among other matters, audits and the adequacy of our accounting and control systems. Our audit committee is also responsible for reviewing all related party transactions for potential conflicts of interest and all related party transactions are subject to the approval of the audit committee.
Employees
As of the date of this prospectus, Mr. Petros Panagiotidis, holding the positions of Chairman, Chief Executive Officer and Chief Financial Officer, is our only employee.

EXECUTIVE COMPENSATION
Compensation of Directors
The compensation payable to our Chairman, Chief Executive Officer and Chief Financial Officer for the year ended December 31, 2019, the three month transition period ended December 31, 2018 and the year ended September 30, 2018, amounted to $0.01 million, $0.003 million, and $0.01 million, respectively. We did not pay our non-executive directors any compensation from our inception until the year ended December 31, 2019. Effective January 1, 2020, our non-executive directors receive fees in the aggregate an amount of $20,000 per annum, plus reimbursement for their out-of-pocket expenses. Our Chief Executive Officer and Chief Financial Officer who also serves as our director does not receive additional compensation for his service as director.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets out information, of which we are aware as of June 18, 2020, regarding the beneficial ownership of our common shares by (i) the owners of more than five percent of our outstanding common shares and (ii) our directors and executive officer. The numbers of shares and percentages of beneficial ownership are based on 11,360,190 common shares outstanding on June 18, 2020. All of the shareholders, including the shareholders listed in this table, are entitled to one vote for each common share held.
Identity of Person or Group	Number of Shares Owned	Percent of Class
Thalassa (1)	1,124,094	9.9%
All executives, officers and directors as a group (excluding Petros Panagiotidis) (2)	-	-%

(1)
Thalassa, is a company wholly owned and controlled by Petros Panagiotidis, our Chairman, Chief Executive Officer and Chief Financial Officer. Thalassa also holds 12,000 Series B Preferred Shares. Each share of Series B Preferred Shares has the voting power of 100,000 common shares.

(2)	The remaining directors and executive officers of the Company are Dionysios Makris and Georgios Daskalakis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
From time to time we have entered into agreements and have consummated transactions with certain related parties. We may enter into related party transactions from time to time in the future.
Ship Management
The ship management of our Fleet is provided by Pavimar, a company controlled by Ismini Panagiotidis, the sister of Petros Panagiotidis. Under the management agreements, Pavimar provides us with a wide range of shipping services such as crew management, technical management, operational employment management, insurance arrangements, provisioning, bunkering, accounting services, general accounting and audit support, in exchange for a fixed daily fee which currently stands at $500 per vessel. On November 13, 2017, it was agreed that the daily fixed fee of the sole vessel in our fleet at that time, this of the Magic P, was increased from $250 to $320 and such fee remained at this level until December 31, 2019. On January 1, 2020, our wholly owned subsidiary owning the Magic P, entered into an amendment to its existing management agreement with Pavimar, pursuant to which, effective as of that date, the daily fee of the subject vessel was increased from $320 per day to a $500 per day, and was thus aligned with the charged daily fee of the remaining fleet.
Vessel Acquisition
On October 14, 2019, we entered into, through a separate wholly-owned subsidiary, an agreement to purchase a 2005 Japan built Panamax dry bulk carrier, the Magic Moon, for a purchase price of $10.2 million from a third party in which a family member of our Chairman, Chief Executive Officer and Chief Financial Officer has an interest.
Loans
$5.0 Million Term Loan Facility
On August 30, 2019, we entered into a $5.0 million unsecured term loan with Thalassa Investment Co. S.A., or Thalassa, an entity affiliated with Petros Panagiotidis, or the $5.0 Million Term Loan Facility. The proceeds from the $5.0 Million Term Loan Facility were used to partly finance the acquisition of the M/V Magic Sun. The entire loan amount was drawn down on September 3, 2019.  The $5.0 Million Term Loan Facility bears a fixed interest rate at 6.00% per annum and has a bullet repayment on March 3, 2021, a date which is eighteen (18) months after the drawdown date. The $5.0 Million Term Loan Facility may be prepaid in whole or in part at any time prior to its maturity, at our option. The $5.0 Million Term Loan Facility contains event of default provisions and covenants customary for unsecured facilities of this type, including, but not limited to, failure to pay, bankruptcy and insolvency, material litigation, change of business, as further set forth in the provisions of the $5.0 Million Term Loan Facility. The $5.0 Million Term Loan Facility is not convertible in equity or any other security of the Company and does not impose any financial covenant requirements or other minimum liquidity restrictions on the Company.

$7.5 Million Shareholder Bridge Loan
On October 20, 2019, we took delivery of the Magic Moon that was purchased for $10.2 million from a third party in which a family member of Petros Panagiotidis has an interest. The purchase of the Magic Moon was financed using a combination of cash on hand, the net cash proceeds from sales under our ATM Program received through September 30, 2019 and the proceeds from a $7.5 million interest free unsecured bridge loan, which was provided to us by an entity controlled by Petros Panagiotidis, or the $7.5 Million Shareholder Bridge Loan. The $7.5 Million Shareholder Bridge Loan, originally maturing on December 31, 2019, allowed us to timely partly finance the Magic Moon acquisition while in the meantime assessing financing options for our Fleet. Our Board and a special committee consisting of disinterested and independent members of the Board approved the $7.5 Million Shareholder Bridge Loan. On December 6, 2019, we repaid the $7.5 Million Shareholder Bridge Loan in full by partially using the net proceeds received under the $11.0 Senior Secured Term Loan Facility.
Commercial Services
During 2019, we occasionally used the commercial services of Alexandria Enterprises S.A., ("Alexandria") an entity controlled by a family member of the Company's Chairman, Chief Executive Officer and Chief Financial Officer. In exchange for these services, Alexandria charged the Company a commission rate equal to 1.25% of the gross charter hire, freight and the ballast bonus earned under a charter agreement. During the year ended December 31, 2019, commissions charged by Alexandria amounted to $40,471, whereas, no commissions have been charged by Alexandria during the three month period ended March 31, 2020.

DESCRIPTION OF CAPITAL STOCK AND SECURITIES WE ARE OFFERING
The description of our Articles of Incorporation is incorporated by reference from our registration statement on Form F-4 (Registration No. 333-224242), which was filed with the Securities and Exchange Commission on April 11, 2018. Our Articles of Incorporation were filed as Exhibit 1.1 to the F-4 Registration Statement and are hereby incorporated by reference into this prospectus.
Purpose
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our Articles of Incorporation and Bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
Under our Articles of Incorporation, our authorized capital stock consists of 1,950,000,000 common shares, par value $0.001 per share, of which 11,360,190 common shares are issued and outstanding as of June 18, 2020, and 50,000,000 preferred shares, par value $0.001 per share, of which 480,000 Series A Preferred Shares and 12,000 Series B Preferred Shares are currently issued and outstanding.
Description of Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we have issued in the past or which we may issue in the future.
Share History
On September 22, 2017, we entered into an exchange agreement, or the Exchange Agreement, with Spetses and its shareholders. Under the terms of the Exchange Agreement, we issued 2,400,000 common shares, 480,000 Series A Preferred Shares and 12,000 Series B Preferred Shares of the Company in exchange for all of the issued and outstanding common shares of Spetses.
On November 21, 2017, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a stockholder rights plan, as set forth in a Stockholders Rights Agreement dated as of November 20, 2017, by and between us and American Stock Transfer & Trust Company, LLC, as rights agent. For more information, please see "—Stockholders Rights Agreement" herein. In connection with the Stockholders Rights Agreement, we designated 1,000,000 shares as Series C Participating Preferred Shares, none of which are outstanding as of the date of this prospectus.
On June 28, 2019, we entered into an Equity Distribution Agreement with Maxim, as sales agent, under which we may offer and sell, over a minimum period of 12 months through Maxim, up to $10.0 million of our common shares. As of the date of this prospectus, we had sold 618,112 common shares pursuant to the Equity Distribution Agreement.
On October 10, 2019, we reached an agreement with all of the holders of our Series A Preferred Shares to waive all due and overdue dividends and to adopt and to Amend and Restate the Statement of Designations of our Series A Preferred Shares, or the Series A Agreement. Pursuant to the Series A Agreement, on October 17, 2019, we issued 300,000 common shares to the holders of the Series A Preferred Shares in exchange for the waiver of approximately $4.3 million worth of dividends accumulated on the Series A Preferred Shares, for the period since their original issuance to June 30, 2019.

On January 27, 2020, we entered into a securities purchase agreement with the Investor pursuant to which we agreed to sell and the Investor agreed to purchase up to three Convertible Debentures for a maximum aggregate price of $5.0 million, further discussed under Item 5.B - Our Borrowing Activities of our Annual Report. As of the date of this prospectus, the Investor has converted the full principal amount of $5.0 million and $0.1 million of interest under the Convertible Debentures for 8,042,078 common shares.
Preferred Shares
Our Articles of Incorporation authorize our Board to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
•	the designation of the series;
•	the number of shares of the series;
•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.
Description of Series A Preferred Shares
On September 22, 2017, we issued 480,000 shares of Series A Preferred Shares to the shareholders of Spetses, under the Exchange Agreement. On October 10, 2019, we adopted the Amended and Restated Statement of Designations of the Series A Preferred Shares.
The Series A Preferred Shares entitle the holders thereof to receive cumulative cash dividends when, as and if declared by our Board out of legally available funds for such purpose. Each Series A Preferred Share has a fixed liquidation preference of $30.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. See "Liquidation Rights" below.
The Series A Preferred Shares represent perpetual equity interests in us and, unlike indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series A Preferred Shares  rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.
Ranking
The Series A Preferred Shares rank, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, senior to our common shares, our Series B Preferred Shares and to each other class or series of capital stock established after the original issue date of the Series A Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary ("Junior Stock").
We may issue additional common shares, additional Series A Preferred Shares and Junior Stock. Except as described in the Series A Preferred Shares Statement of Designation, the Board has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series of Junior Stock before the issuance of any shares of that series. The Board shall also determine the number of shares constitution each series of securities.

Dividends
General
Holders of Series A Preferred Shares will be entitled to receive, when, as and if declared by our Board out of legally available funds for such purpose, cumulative cash dividends from January 1, 2022 (or, for any newly issued and outstanding shares, from the Dividend Payment Date immediately preceding the issuance date of such stock or for shares issued on or before June 14, 2022 then January 1, 2022). No dividends shall accrue or accumulate for the period from July 1, 2019 to December 31, 2021.
Dividend Rate
Dividends on Series A Preferred Shares will be cumulative and payable on each Dividend Payment Date, commencing on June 15, 2022, when, as and if declared by our Board or any authorized committee thereof out of legally available funds for such purpose. Dividends on the Series A Preferred Shares will accrue at a rate of 9.75% per annum per Series A Preferred Share having a value of $25.00 per share.
In the event that any semi-annual dividend payable on the Series A Preferred Shares is in arrears, the Dividend Rate payable on the Series A Preferred Shares shall be increased a single time to a rate of 1.3 times the Dividend Rate for each Series A Preferred Share having a value of $25.00 per share until the Dividend Payment Default is cured.
Dividend Payment Dates
The "Dividend Payment Dates" for the Series A Preferred Shares will be each June 15 and December 15, commencing June 15, 2022. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series A Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months.
"Business Day" means a day on which NASDAQ is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.
Payment of Dividends
Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series A Preferred Shares that have been declared by our Board to the holders of such shares as such holders' names appear on our stock transfer books maintained at the Company or by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the "Record Date"), will be the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our Board in accordance with our Bylaws then in effect and the Statement of Designation.
No dividend may be declared or paid or set apart for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Shares for all prior and the then-ending dividend periods. In addition, in the event that full cumulative dividends on the Series A Preferred Shares have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Shares except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares. Common shares and any other Junior Stock may not be redeemed, repurchased or otherwise acquired unless full cumulative dividends on the Series A Preferred Shares for all prior and the then-ending dividend periods have been paid or declared and set apart for payment.

Accumulated dividends in arrears for any past dividend period may be declared by our Board and paid on any date fixed by our Board, whether or not a Dividend Payment Date, to holders of the Series A Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 5 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series A Preferred Shares have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective Dividend Payment Dates. If less than all dividends payable with respect to all Series A Preferred Shares are paid, any partial payment will be made pro rata with respect to the Series A Preferred Shares entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series A Preferred Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series A Preferred Shares.
Liquidation Rights
The holders of outstanding Series A Preferred Shares will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $30.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common shares or any other Junior Stock. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series A Preferred Shares are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series A Preferred Shares, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series A Preferred Shares, our remaining assets and funds will be distributed among the holders of the common shares and any other Junior Stock then outstanding according to their respective rights.
Voting Rights
The Series A Preferred Shares have no voting rights except as provided by Marshall Islands law.  Unless the Company shall have received the affirmative vote or consents of the Holders of at least two thirds of the outstanding Series A Preferred Shares, voting as a single class, the Company may not adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series A Preferred Shares.
Redemption
Optional Redemption
We have the right, at any time, to redeem the Series A Preferred Shares, in whole or from time to time in part, from any funds available for such purpose. Any such redemption shall occur on a date set by the Company, or the Redemption Date.
Redemption Procedures
(a) Redemption Price. The Company may redeem each share of Series A Preferred Shares with cash, common shares or a Note as shall be determined by the Company at its sole discretion. If the Company redeems Series A Preferred Shares with cash, then each share of Series A Preferred Shares shall have a value of $30.00 per share, whether or not declared, or the Cash Redemption Price. If paid in common shares or a Note, then each Series A Preferred Share shall have a value of $25.00 per share, whether or not declared, or the Cashless Redemption Price and together with the cash Redemption Price, the Redemption Price. If paid in common shares, the price of the common shares will be 90% of the lowest daily volume weighted average price on any trading day during the 5-consecutive trading day period ending and including the trading day immediately prior to the date of the applicable Redemption Date.

Notwithstanding any other provisions herein, the holder of Series A Preferred Shares shall not acquire, or be obligated or have the right to acquire, any common share pursuant to an optional redemption which, when aggregated with all other common shares then beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the Holder and its Affiliates, would result in the beneficial ownership by the holder of Series A Preferred Shares of more than 4.9% of the then issued and outstanding common shares, or the Ownership Limitation. If the Company issues a Redemption Notice that would cause the aggregate number of common shares then beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the holder of Series A Preferred Shares and its affiliates to exceed the Ownership Limitation, such Redemption Notice shall be void ab initio to the extent of the amount by which the number of common shares otherwise issuable pursuant to such Redemption Notice, together with all common shares then beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the holder of Series A Preferred Shares and its affiliates, would exceed the Ownership Limitation. Upon the written or oral request of the holder of Series A Preferred Shares, the Company shall promptly confirm orally or in writing to the holder of Series A Preferred Shares the number of common shares then outstanding.
The holder of Series A Preferred Shares and the Company shall each cooperate in good faith in the determinations required hereby and the application hereof. The written certification to the Company by the holder of Series A Preferred Shares of the applicability of the Ownership Limitation, and the resulting effect thereof hereunder at any time, shall be conclusive with respect to the applicability thereof and such result absent manifest error. Upon delivery of a written notice to the Company, the holder of Series A Preferred Shares may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Ownership Limitation to any other amount of common shares not in excess of 9.99% of the then issued and outstanding shares of common shares as specified in such notice, provided that any such increase in the Ownership Limitation will not be effective until the sixty-first (61st) day after such written notice is delivered to the Company.
(b) Redemption Notice. The Company shall give notice of any redemption by mail not less than 30 days and not more than 60 days before the scheduled Redemption Date, to the holder of Series A Preferred Shares of record (as of 4:59 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Shares to be redeemed as such holders' names appear on the Company's stock transfer books maintained by the Registrar and Transfer Agent and at the address of such holders shown therein. Such notice, or the Redemption Notice shall state: (1) the Redemption Date, (2) the number of Series A Preferred Shares to be redeemed and, if less than all outstanding Series A Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Holder, (3) the Redemption Price, (4) the place where the Series A Preferred Shares is to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor and (5) that dividends on the stock to be redeemed shall cease to accumulate from and after such Redemption Date.
(c) Effect of Redemption; Partial Redemption. If the Company elects to redeem less than all of the outstanding Series A Preferred Shares, the number of shares to be redeemed shall be determined by the Company, and such shares shall be redeemed pro rata or by lot, with adjustments to avoid redemption of fractional shares. The Company shall give notice, or cause notice to be given, to the holders of the number of shares of Series A Preferred Shares to be redeemed, and the Company shall determine the number of Series A Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account. The aggregate Redemption Price for any such partial redemption of the outstanding Series A Preferred Shares shall be allocated correspondingly among the redeemed Series A Preferred Shares. The Series A Preferred Shares not redeemed shall remain outstanding and subject to all the terms provided in this Statement of Designation.

(d) Redemption Funds. If the Company gives or causes to be given a Redemption Notice, the Company shall deposit with the paying agent funds sufficient to redeem the Series A Preferred Shares as to which such Redemption Notice shall have been given, no later than 4:59 p.m. New York City time on the Business Day immediately preceding the Redemption Date, and shall give the paying agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Series A Preferred Shares to be redeemed upon surrender or deemed surrender of the certificates therefor. If the Redemption Notice shall have been given, from and after the Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Redemption Notice, all dividends on such Series A Preferred Shares to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Company's shareholders shall cease, except the right to receive the Redemption Price, and such shares shall not thereafter be transferred on Company's stock transfer books or be deemed to be outstanding for any purpose whatsoever. The Company shall be entitled to receive from the paying agent the interest income, if any, earned on such funds deposited with the paying agent (to the extent that such interest income is not required to pay the Redemption Price of the Series A Preferred Shares to be redeemed), and the holders of any shares so redeemed shall have no claim to any such interest income. Any funds deposited with the paying agent hereunder by the Company for any reason, including, but not limited to, redemption of Series A Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request after which repayment the holders of the Series A Preferred Shares entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Redemption Notice, there shall be no redemption of any Series A Preferred Shares called for redemption until funds sufficient to pay the full Redemption Price of such shares shall have been deposited by the Company with the paying agent.
(e) Certificate. If only a portion of the Series A Preferred Shares represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent, the Paying Agent shall issue to the Holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of shares of Series A Preferred Shares represented by the surrendered certificate that have not been called for redemption
Description of Series B Preferred Shares
On September 22, 2017, we issued 12,000 shares of Series B Preferred Shares to Thalassa, under the Exchange Agreement. Each Series B Preferred Share has the voting power of one hundred thousand (100,000) common shares.
The Series B Preferred Shares has the following characteristics:
•	Conversion. The Series B Preferred Shares are not convertible into common shares.
•	Voting. Each Series B Preferred Share has the voting power of 100,000 common shares and shall count for 100,000 votes for purposes of determining quorum at a meeting of shareholders.
•	Distributions. The Series B Preferred Shares shall have no dividend or distribution rights.
•	Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, the Series B Preferred Shares shall have the same liquidation rights as the common shares.
Stockholders Rights Agreement
On November 21, 2017, our Board declared a dividend of one preferred share purchase right, or a Right, for each outstanding common share and adopted a stockholder rights plan, as set forth in the Stockholders Rights Agreement dated as of November 20, 2017, or the Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.
The Board adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common shares without the approval of our Board. If a shareholder's beneficial ownership of our common shares as of the time of the public announcement of the rights plan and associated dividend declaration is at or above the applicable threshold, that shareholder's then-existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement, the shareholder increases its ownership percentage by 1% or more.  Our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, is exempt from these provisions.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board.
For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which is an exhibit to our Annual Report. The foregoing description of the Rights Agreement is qualified in its entirety by reference to such exhibit.
The Rights. The Rights trade with, and are inseparable from, our common shares. The Rights are evidenced only by certificates that represent our common shares. New Rights will accompany any new common shares of the Company issued after November 21, 2017 until the Distribution Date described below.
Exercise Price. Each Right allows its holder to purchase from the Company one one-thousandth of a share of Series C Participating Preferred Shares, or a Series C Preferred Share, for $15.00, or the Exercise Price, once the Rights become exercisable. This portion of a Series C Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.
Exercisability. The Rights are not exercisable until 10 days after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 15% or more of our outstanding common shares. Except our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, is exempt from being the "Acquiring Person".
Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended— are treated as beneficial ownership of the number of our common shares equivalent to the economic exposure created by the derivative position, to the extent our actual common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.
For persons who, prior to the time of public announcement of the Rights Agreement, beneficially own 15% or more of our outstanding common shares, the Rights Agreement "grandfathers" their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations.
The date when the Rights become exercisable is the "Distribution Date". Until that date, our common share certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of our common shares will constitute a transfer of Rights. After that date, the Rights will separate from our common shares and will be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of our common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised.
Series C Preferred Share Provisions
Each one one-thousandth of a Series C Preferred Share, if issued, will, among other things:
•	not be redeemable;

•
entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in our common shares or a subdivision of our outstanding common shares (by reclassification or otherwise), declared on our common shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.
The value of one one-thousandth interest in a Series C Preferred Share should approximate the value of one common share.
Consequences of a Person or Group Becoming an Acquiring Person.
Flip In.  If an Acquiring Person obtains beneficial ownership of 15% or more of our common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below.
Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.
Flip Over. If, after an Acquiring Person obtains 15% or more of our common shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.
Notional Shares. Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.
Redemption. The Board may redeem the Rights for $0.001 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.001 per Right. The redemption price will be adjusted if the Company has a stock dividend or a stock split.
Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common shares, the Board may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one common share.
Expiration. The Rights expire on the earliest of (i) November 20, 2027, or (ii) the redemption or exchange of the Rights as described above.
Anti-Dilution Provisions. The Board may adjust the purchase price of the Series C Preferred Shares, the number of Series C Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Series C Preferred Shares or our common shares. No adjustments to the Exercise Price of less than 1% will be made.
Amendments. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Taxes. The distribution of Rights should not be taxable for U.S. federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.
Securities Offered in this Offering
We are offering Units, each Unit consisting of one common share and one Class A Warrant to purchase one common share. We are also offering to each purchaser whose purchase of common shares in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Units containing pre-funded warrants in lieu of common shares that would otherwise result in the purchaser's beneficial ownership exceeding 4.99% of our outstanding common shares. For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of common shares we are offering will be decreased on a one-for-one basis. Because one Class A Warrant is being sold together in this offering with each common share or, in the alternative, each pre-funded warrant to purchase one common share, the number of Class A Warrants sold in this offering will not change as a result of a change in the mix of the common shares and pre-funded warrants sold.
We are also registering the common shares included in the Units and the common shares issuable from time to time upon exercise of the pre-funded warrants and Class A Warrants included in the Units offered hereby. Our Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The common shares (or pre-funded warrants) and the Class A Warrants comprising our Units are immediately separable and will be issued separately in this offering.
The following summary of certain terms and provisions of the pre-funded warrants and Class A Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of pre- funded warrant, and the form of Class A Warrant, which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of pre-funded warrant and the form of Class A Warrant.
Exercisability. The pre-funded warrants are exercisable at any time after their original issuance. The Class A Warrants are exercisable at any time after their original issuance up to the date that is five years after their original issuance. Each of the Class A Warrants and the pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Class A Warrants or pre-funded warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Class A Warrants or pre-funded warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Class A Warrant or pre-funded warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Class A Warrant or pre-funded warrant. No fractional common shares will be issued in connection with the exercise of a Class A Warrant or pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.
Exercise Limitation. A holder will not have the right to exercise any portion of the pre-funded warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any pre-funded warrants, 9.99%) of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days' prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price for the pre-funded warrants is $0.01 per share. The exercise price per whole common share purchasable upon exercise of the Class A Warrants is $0.35 per share.  The exercise price and number of common shares issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The Class A Warrants and the pre-funded warrants will be immediately exercisable and may be exercised at any time until they are exercised in full.
Transferability. Subject to applicable laws, the Class A Warrants and the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.
Exchange Listing. We do not intend to apply for the listing of the Class A Warrants or pre-funded warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Class A Warrants and the pre-funded warrants will be limited.
Rights as a Shareholder. Except as otherwise provided in the Class A Warrants or the pre-funded warrants or by virtue of such holder's ownership of our common shares, the holder of a Class A Warrant or pre-funded warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.
Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants and the pre-funded warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the Class A Warrants and the pre-funded warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.
Governing Law. The pre-funded warrants, the Class A Warrants and Warrant Agreement are governed by New York law.
Listing and Markets
On December 21, 2018, our common shares were registered for trading on the NOTC with ticker symbol "CASTOR".  On February 11, 2019, our common shares began trading on the NASDAQ under the ticker symbol "CTRM".
Transfer Agent
The registrar and transfer agent for our common shares is American Stock Transfer & Trust Company, LLC.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
Our corporate affairs are governed by our Articles of Incorporation, Bylaws and the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.
Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.
Notice:	Notice:
Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders' Voting Rights
Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with respect to the subject matter thereof.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.
Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.
Removal:	Removal:
If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.
Any or all of the directors may be removed for cause by vote of the shareholders.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors
Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.
If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Dissenter's Rights of Appraisal
Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or
Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.
Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.
Shareholders' Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Attorneys' fees may be awarded if the action is successful.
A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of less than $50,000.

TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax and Marshall Islands tax consequences of the ownership and disposition of the Units consisting of one common shares or one pre-funded warrant to purchase one common share and one Class A Warrant to purchase one common share, and of the ownership, exercise, lapse and disposition of the Class A Warrants and pre-funded warrant, and of the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to a beneficial owner of our common shares or warrants, as applicable, that is treated for U.S. federal income tax purposes as:
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a "Non-U.S. Holder." The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading "United States Federal Income Taxation of Non-U.S. Holders."
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common shares or warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common shares or warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.
This summary is based on the U.S. Internal Revenue Code of 1986, as is in effect as of the date of this prospectus, or the Code, its legislative history, Treasury Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder's individual circumstances. In particular, this discussion considers only holders that will own and hold our common shares and warrants as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:
•	financial institutions or "financial services entities";
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting for U.S. federal income tax purposes;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;

•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 10% (by vote or value) or more of our shares;
•	persons that hold our common shares or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;
•	persons required to recognize income for U.S. federal income tax purposes no later than when such income is included on an "applicable financial statement;"
•	persons subject to the "base erosion and anti-avoidance" tax; or
•	persons whose functional currency is not the U.S. dollar.
This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.
We have not sought, nor do we intend to seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.
Because of the complexity of the tax laws and because the tax consequences to any particular holder of our common shares and warrants may be affected by matters not discussed herein, each such holder is urged to consult with its tax advisor with respect to the specific tax consequences of the ownership and disposition of our common shares and warrants, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.
United States Federal Income Tax Consequences
Taxation of Operating Income: In General
Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as "U.S. source gross shipping income."
Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are prohibited by law from engaging in transportation that produces income considered to be 100% from sources within the United States.
Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

For our 2019 taxable year, we had U.S. source gross shipping income of approximately $1.3 million.
We are subject to a 4% tax imposed without allowance for deductions for such taxable year, as described in "—Taxation in Absence of Exemption" below, unless we qualify for exemption from tax under Section 883 of the Code, the requirements of which are described in detail below. For our 2019 taxable year, we were exempt from U.S federal tax on our U.S. source gross shipping income.
Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:
•	we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and one of the following is true:
•
more than 50% of the value of our shares is owned, directly or indirectly, by "qualified shareholders," that are persons (i) who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, and (ii) we satisfy certain substantiation requirements, which we refer to as the "50% Ownership Test;" or

•
our shares are "primarily" and "regularly" traded on one or more established securities markets in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

The jurisdictions where we and our ship-owning subsidiaries are incorporated grant "equivalent exemptions" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S. source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.
50% Ownership Test
Under the regulations, a foreign corporation will satisfy the 50% Ownership Test for a taxable year if (i) for at least half of the number of days in the taxable year, more than 50% of the value of its shares is owned, directly or constructively through the application of certain attribution rules prescribed by the regulations, by one or more shareholders who are residents of foreign countries that grant "equivalent exemption" to corporations organized in the United States and (ii) the foreign corporation satisfies certain substantiation and reporting requirements with respect to such shareholders. Holders of warrants will not be treated as constructive owners of shares for purposes of the 50% Ownership Test.
We did not satisfy the 50% Ownership Test for our 2019 taxable year. Furthermore, these substantiation requirements are onerous and therefore there can be no assurance that we would be able to satisfy them, even if our share ownership would otherwise satisfy the requirements of the 50% Ownership Test.
Publicly-Traded Test
The regulations provide that the stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock used to satisfy the Publicly-Traded Test that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. Our common shares are considered to be primarily traded on the NASDAQ, and not the NOTC, for this purpose.
Under the regulations, the stock of a foreign corporation will be considered "regularly traded" if one or more classes of its stock representing more than 50% of its outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets (such as NASDAQ), which we refer to as the "listing threshold."  We expect that we will satisfy the listing threshold based on our common shares constituting more than 50% of our outstanding shares (treating the warrants as a separate class of stock for this purpose, as discussed below).

The regulations further require that with respect to each class of stock relied upon to meet the listing requirement: (i) such class of the stock is traded on the market, other than in minimal quantities, on at least sixty (60) days during the taxable year or one-sixth (1/6) of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. Even if a foreign corporation does not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States, such as the NASDAQ, and such class of stock is regularly quoted by dealers making a market in such stock.  As such, we expect that we will satisfy the trading volume and trading frequency test.
Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own directly or indirectly 5% or more of the vote and value of such class of stock, whom we refer to as "5% Shareholders". We refer to this restriction in the regulations as the "Closely-Held Rule".
For purposes of being able to determine our 5% Shareholders, the regulations permit a foreign corporation to rely on Schedule 13G and Schedule 13D filings with the Commission. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.
The Closely-Held Rule will not disqualify a foreign corporation, however, if it can establish or substantiate that qualified shareholders own, actually or constructively under specified attribution rules, sufficient shares in the closely-held block of stock to preclude the shares in the closely-held block that are owned by non-qualified 5% Shareholders from representing 50% or more of the value of such class of stock for more than half of the days during the tax year. These substantiation requirements are onerous and consequently there can be no assurance that we would be able to satisfy them with respect to any taxable year. Although we were subject to the Closely-Held Rule for the 2019 taxable year, we believe that we can establish that less than 50% of our common shares were held for more than half of the days in the 2019 taxable year by non-qualified 5% Shareholders.  Therefore, we believe that we were able to satisfy the Publicly-Traded Test for the 2019 taxable year. No assurance can be given that we will continue to satisfy the Publicly-Traded Test for the current or any future taxable years.
Additionally, we intend to take the position that the pre-funded warrants are a separate class of stock for purposes of the Publicly-Traded Test and that therefore the holders of pre-funded warrants will not be treated as owners of common shares for purposes of determining the percentage of common shares owned by a shareholder under the Closely-Held Rule.  However, the precise application of these rules to the pre-funded warrants is unclear and the IRS may disagree with this position.
Due to the factual nature of the issues involved, there can be no assurance that we or any of our subsidiaries will qualify for the benefits of Section 883 of the Code for future taxable years.
Taxation in Absence of Exemption
To the extent the benefits of Section 883 are unavailable, our U.S. source gross shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, otherwise referred to as the "4% Tax." Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% Tax.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S. source gross shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S. source gross shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at a rate of 21%. In addition, we may be subject to the 30% "branch profits" tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.
Our U.S. source gross shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:
•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
•
substantially all of our U.S. source gross shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States, or, in the case of income from the leasing of a vessel, is attributable to a fixed place of business in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis, or earning income from the leasing of a vessel attributable to a fixed place of business in the United States. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source gross shipping income will be "effectively connected" with the conduct of a U.S. trade or business.
United States Taxation of Gain on Sale of Vessels
Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.
United States Federal Income Taxation of U.S. Holders
Allocation of Purchase Price and Characterization of a Unit
No statutory, administrative or judicial authority directly addresses the treatment of a Unit or instruments similar to a Unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a Unit should be treated for U.S. federal income tax purposes as the acquisition of one common share or one pre-funded warrant and one Class A Warrant. For U.S. federal income tax purposes, each holder of a Unit must allocate the purchase price paid by such holder for such Unit between the common share or pre-funded warrant and Class A Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each investor must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult his or her tax adviser regarding the determination of value for these purposes. The price allocated to each common share or pre-funded warrant and each Class A Warrant should be the shareholder’s tax basis in such share or pre-funded warrant and each Class A Warrant, as the case may be. Any disposition of a Unit should be treated for U.S. federal income tax purposes as a disposition of the common share or pre-funded warrant and Class A Warrant comprising the Unit, and the amount realized on the disposition should be allocated between the common share or pre-funded warrant and Class A Warrant based on their respective relative fair market values at the time of disposition (as determined by each such Unit holder based on all relevant facts and circumstances). The separation of the common share or pre-funded warrant and the Class A Warrant comprising a Unit should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the common shares, pre-funded warrants and Class A Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a Unit (including alternative characterizations of a Unit). The balance of this discussion assumes that the characterization of the Units described above is respected for U.S. federal income tax purposes.

Tax Treatment of the Pre-Funded Warrants
We believe that our pre-funded warrants should be treated as our common shares for U.S. federal income tax purposes, rather than as warrants. Assuming this position is upheld, upon the exercise of a pre-funded warrant, the holding period of a pre-funded warrant should carry over to the common share received. Similarly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and the tax basis of a pre-funded warrant should carry over to the common share received upon exercise, increased by the exercise price of $0.01 per share.
In the event that the exercise price or conversion ratio of pre-funded warrants is adjusted as a result of an action affecting the common shares, such as a dividend being paid on the common shares, a U.S. Holder may be treated as receiving a distribution from Castor Maritime Inc. Such deemed distributions may be treated as a dividend and may be eligible for preferential tax rates, as described in the next section below.
However, our position is not binding on the IRS and the IRS may treat the pre-funded warrants as warrants to acquire our common shares. You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the pre-funded warrants. The following discussion assumes our pre-funded warrants are properly treated as our common shares.
Taxation of Distributions Paid on Common Shares
Subject to the passive foreign investment company, or PFIC, rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.
Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as NASDAQ on which the common shares are currently listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are or have been, and do not expect to be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.
Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.
Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis in a common share—paid by us. If we pay an "extraordinary dividend" on our common shares that is treated as "qualified dividend income," then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares Pre-Funded and Warrants
Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares or warrants in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such shares or warrants. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the common shares or warrants is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.
U.S. Federal Income Tax Treatment of the Class A Warrants
Neither we nor a U.S. Holder of a Class A Warrant will recognize gain or loss as a result of the U.S. Holder’s receipt of our common shares upon exercise of a Class A Warrant. A U.S. Holder’s adjusted tax basis in the common shares received will be an amount equal to the sum of (i) the U.S. Holder’s adjusted tax basis in the Class A Warrant exercised and (ii) the amount of the exercise price for the Class A Warrant. If the Class A Warrants lapse without being exercised, the U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder’s adjusted tax basis in the Class A Warrants. A U.S. Holder’s holding period for common shares received upon exercise of a Class A Warrant will commence on the date the Class A Warrant is exercised.
The exercise price of a Class A Warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a Class A Warrant in the fully diluted common shares without proportionate adjustments to the holders of our common shares, U.S. Holder of the Class A Warrants may be treated as having received a constructive distribution, which may be taxable to the U.S. Holder as a dividend.
The tax consequences of holding and disposing of our common shares is discussed above. U.S. Holders of our Class A Warrants should also carefully review the section titled “Passive Foreign Investment Company Rules” as a U.S. Holder generally will not be able to make a QEF election with respect to the Class A Warrants if we are a PFIC.
Passive Foreign Investment Company Rules
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock, or is treated as holding stock by application of certain attribution rules (for instance, treating options or warrants as stock), in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares or pre-funded warrants, either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services should not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute "passive income" unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.
Based on our current operations and future projections, we do not believe that we are or have been a PFIC during our 2019 taxable year, nor do we expect to become a PFIC with respect to our 2020 taxable year or any future taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct our affairs in a manner so as to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder of our common shares (but not our warrants, other than pre-funded warrants) makes an election to treat us as a "Qualified Electing Fund," which election is referred to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder of our common shares (but not our warrants, other than pre-funded warrants) should be able to make a "mark-to-market" election with respect to the common shares, as discussed below. In addition, if we were to be treated as a PFIC, a U.S. Holder would be required to file an IRS Form 8621 with respect to such holder's common shares.

Taxation of U.S. Holders Making a Timely QEF Election
If a U.S. Holder of our common shares (including pre-funded warrants) makes a timely QEF election, which U.S. Holder is referred to as an "Electing Holder," the Electing Holder must report each year for U.S. federal income tax purposes its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his, her or its U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will use commercially reasonable efforts to provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make a QEF election for such taxable year. A U.S. Holder will not be able to make a QEF election in respect of our Class A Warrants. It is unclear if a U.S. Holder will be able to make a QEF election in respect of our pre-funded warrants. U.S. Holders of our common shares or warrants are urged to consult their own tax advisors regarding the application of the PFIC rules and the QEF rules to them.
Taxation of U.S. Holders Making a "Mark-to-Market" Election
Alternatively, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common shares, which are considered to be "marketable stock" for this purpose. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. Although the matter is not free from doubt, we expect that U.S. Holders of pre-funded warrants should be able to make the mark-to-market election. The mark-to-market election is generally unavailable to U.S. Holders of our Class A Warrants and pre-funded warrants.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election
Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a timely QEF election or a timely "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares or warrants. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common shares or pre-funded warrants (as the case may be);
•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares or warrants. If a Non-Electing Holder who is an individual dies while owning our common shares or warrants, such Non-Electing Holder's successor generally would not receive a step-up in tax basis with respect to such common shares or warrants.
Net Investment Income Tax
A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) such U.S. Holder's "net investment income" (or undistributed "net investment income" in the case of estates and trusts) for the relevant taxable year and (2) the excess of such U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's net investment income will generally include its gross dividend income and its net gains from the disposition of the common shares and pre-funded warrants, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income generally will not include a U.S. Holder's pro rata share of the Company's income and gain (if we are a PFIC and that U.S. Holder makes a QEF election, as described above in "—Taxation of U.S. Holders Making a Timely QEF Election"). However, a U.S. Holder may elect to treat inclusions of income and gain from a QEF election as net investment income. Failure to make this election could result in a mismatch between a U.S. Holder's ordinary income and net investment income. If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the net investment income tax to your income and gains in respect of your investment in our common shares or warrants.
United States Federal Income Taxation of Non-U.S. Holders
Dividends paid to a Non-U.S. Holder with respect to our common shares and deemed dividends with respect to our pre-funded warrants generally should not be subject to U.S. federal income tax, unless the dividends or deemed dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).
In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common shares or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).
Dividends and gains that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
A Non-U.S. Holder will generally not be subject to U.S. federal income tax upon the acquisition, holding, exercise or lapse of our warrants.

Backup Withholding and Information Reporting
In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common shares (or deemed distributions on pre-funded warrants) within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common shares or warrants to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.
In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our common shares (including deemed distribution on pre-funded warrants) to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common shares or warrants by a non-corporate U.S. Holder, who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	fails in certain circumstances to comply with applicable certification requirements.
A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder's or a Non-U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the common shares and the pre-funded warrants, unless the shares (or pre-funded warrants) are held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.
Marshall Islands Tax Consequences
We are incorporated in the Republic of the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by us to its shareholders, and holders of our common shares or warrants that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our common shares or warrants.

UNDERWRITING
Maxim Group LLC (who we refer to herein as the Representative) is acting as sole bookrunner and as representative of the underwriters of this offering.  Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:
Name	Number of Units
Maxim Group LLC	51,400,000

Total	51,400,000

The underwriters are committed to purchase all the Units offered by this prospectus if they purchase any Units. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the common shares, pre-funded warrants and/or Class A Warrants covered by the underwriters' over-allotment option described below. The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Over-Allotment Option
We have granted to the underwriters an option, exercisable no later than 30 calendar days after the date of the underwriting agreement, to purchase up to an additional 7,710,000 common shares and/or pre-funded warrants to purchase 7,710,000 common shares (with the amount of common shares and/or pre-funded warrants subject to such option to be determined by the Representative in its discretion) and/or up to an additional Class A Warrants at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering and may exercise this option to purchase additional shares and/or pre-funded warrants and/or Class A Warrants. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional securities.
Discounts and Commissions
We have agreed to pay the underwriters a cash fee equal to seven and one-half percent (7.5%) of the aggregate gross proceeds.
The Representative has advised us that the underwriters propose to offer the Units directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the Representative may offer some of the Units to other securities dealers at such price less a concession of up to $0.013125 per Unit. After the offering to the public, the offering price and other selling terms may be changed by the Representative without changing our proceeds from the underwriters' purchase of the securities.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters' option to purchase additional securities. The underwriting commissions are equal to the public offering price per Unit less the amount per Unit the underwriters pay us for the securities.
	Total
	Per Unit	No Exercise	Full Exercise
Public offering price	$0.35	$0.34	$17,843,000
Underwriting discounts and commissions to be paid by us:	$0.02625	$0.02625	$1,349,250
Proceeds, before expenses, to us	$0.32375	$0.31375	$16,493,750

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $260,000, all of which are payable by us. This figure includes the Representative's accountable expenses, including, but not limited to, legal fees for Representative's legal counsel, that we have agreed to pay at the closing of the offering up to an aggregate expense reimbursement of $75,000.
Right of First Refusal
For a period of six (6) months from the commencement of sales of the offering, the Representative will have a right of first refusal to act as lead left book runner and lead left underwriter and/or lead left placement agent with at least seventy-five percent (75%) of the economics for a two-handed deal or at least fifty percent (50%) of the economics for a three-handed deal for any future public or private equity, equity-linked, convertible or debt offerings of the Company's securities during such period.
Other Compensation
We have agreed to pay the Representative a warrant solicitation fee of six percent (6%) of the gross proceeds received by us for each exercise of a Class A Warrant sold in the Offering that has been solicited by the Representative at our request. The warrant solicitation fee will be in compliance with FINRA Rule 5110(f)(2)(J) and payable in cash.
Within nine (9) months following the consummation of the offering, if we complete any financing of equity, equity-linked, convertible or debt or other capital raising activity (other than the exercise by any person or entity of any options, warrants or other convertible securities) with any of the investors that have participated in the offering (excluding any investors that held any of our securities prior to the expiration of the engagement or the closing of the offering, or have been introduced by us to the Representative), the Representative will be entitled to compensation as set forth in this section upon the closing of such other financing.
Within six (6) months following either the expiration of our engagement of the Representative or the consummation of the offering, if we complete any financing of equity, equity-linked, convertible or debt or other capital raising activity (other than the exercise by any person or entity of any options, warrants or other convertible securities) with any of the investors that have participated in in person meetings, conference calls or virtual meetings in relation to the offering but did not invest in the offering (excluding any investors that held any of our securities prior to the expiration of the engagement or the closing of the offering, or have been introduced by us to the Representative), the Representative will be entitled to compensation as set forth in this section upon the closing of such other financing.
Lock-Up Agreements
We, each of our officers and directors, and holder(s) of one percent (1%) or more of the outstanding common shares as of the date of this prospectus have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our common shares or other securities convertible into or exercisable or exchangeable for our common shares for a period of sixty (60) days after this offering is completed without the prior written consent of the Representative.
The Representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Representative will consider, among other factors, the security holder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Price Stabilization, Short Positions, and Penalty Bids
In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common shares. Specifically, the underwriters may over-allot in connection with this offering by selling more securities than are set forth on the cover page of this prospectus. This creates a short position in our common shares for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common shares over-allotted by the underwriters is not greater than the number of common shares that they may purchase in the over-allotment option. In a naked short position, the number of common shares involved is greater than the number of common shares in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common shares or reduce any short position by bidding for, and purchasing, common shares in the open market.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.
Finally, the underwriters may bid for, and purchase, our common shares in market making transactions, including "passive" market making transactions as described below.
These activities may stabilize or maintain the market price of our common shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice.
In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common shares immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:
•	a passive market maker may not effect transactions or display bids for our common shares in excess of the highest independent bid price by persons who are not passive market makers;
•
net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker's average daily trading volume in our common shares during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Electronic Distribution
A prospectus in electronic format may be made available on a website maintained by the Representative and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of Units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.
The Representative has informed us that the underwriters do not expect to confirm sales of Units offered by this prospectus to accounts over which they exercise discretionary authority.
Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.
Certain Relationships
Certain of the underwriters (including the Representative) and their affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

EXPENSES RELATING TO THIS OFFERING
We estimate the expenses in connection with the distribution of our securities in this offering, other than underwriting discounts, will be as set forth in the table below.
Commission registration fee	$5,371
Financial Industry Regulatory Authority Filing fee	$5,675
Printing expenses	$–
Legal fees and expenses	$175,000
Accounting fees and expenses	$25,000
Miscellaneous fees and expenses	$48,954
Total	$260,000

LEGAL MATTERS
The validity of the securities offered by this prospectus and certain other legal matters relating to United States and Marshall Islands law are being passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters are represented by Ellenoff Grossman & Schole LLP, New York, New York.
EXPERTS
The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 20-F for the year ended December 31, 2019, have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as set forth in their report which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A.are located at Fragoklissias 3a & Granikou Str., 15125 Maroussi, Athens, Greece.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Commission a registration statement on Form F-1 under the Securities Act, with respect to the securities offered hereby. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The registration statement on Form F-1, including its exhibits and schedules, may be accessed at the Commission's website.
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NASDAQ, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

DOCUMENTS INCORPORATED BY REFERENCE
The Commission allows us to "incorporate by reference" into this prospectus the information we file with, and furnish to it, which means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained in this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information. We hereby incorporate by reference the documents listed below:

•	our Report on Form 6-K filed with the Commission on March 4, 2020;
•	our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 31, 2020;
•	our Report on Form 6-K filed with the Commission on April 20, 2020; and
•	our Report on Form 6-K filed with the Commission on June 2, 2020.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address: Attn: Petros Panagiotidis, Castor Maritime Inc., 223 Christodoulou Chatzipavlou Street, Hawaii Royal Gardens, 3036 Limassol, Cyprus, Tel: + 357 25 357 767. Alternatively, copies of these documents are available via our website at www.castormaritime.com. The information on our website is not incorporated by reference into this prospectus.

51,400,000 Units consisting of
Common Shares or Pre-Funded Warrants to Purchase Common Shares
and Class A Warrants to Purchase Common Shares

PROSPECTUS
Sole Manager
Maxim Group LLC
June 23, 2020